Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among
Fox Factory, Inc.
RFE Holding (Canada) Corp.,
RFE Holding (US) Corp.,
Fox Factory IP Holding Corp.,
1021039 B.C. Ltd.
and
Easton Cycling (USA), Inc.
and
Fox Factory Holding Corp.
(for the purposes of Section 10.1 only)
and
Chris Tutton, Derek Wills, Darren Mabbot and Stanley Fuller
(for the purposes of Section 10.2 only)

Dated as of December 5, 2014

Table of Contents

		Page
1.0	DEFINITIONS AND USAGE.	1
1.1	Definitions	1
1.2	Additional Definitions	8
1.3	Usage.	11
2.0	SALE AND TRANSFER OF ASSETS; CLOSING.	12
2.1	Assets to be Sold.	12
2.2	Excluded Assets	14
2.3	Consideration	15
2.4	Liabilities.	15
2.5	Allocation.	16
2.6	Closing	18
2.7	Closing Deliveries	18
2.8	Adjustment Procedure.	19
2.9	Escrow of Indemnification Escrow Amount	20
2.10	Earn-Out.	21
2.11	Third Party Consents	27
3.0	REPRESENTATIONS AND WARRANTIES OF SELLERS.	27
3.1	Organization and Good Standing.	27
3.2	Enforceability; Authority; No Conflict.	27
3.3	Ownership of Sellers	27
3.4	Residency	28
3.5	Financial Statements	28
3.6	Books and Records	28
3.7	Sufficiency of Assets	27
3.8	Owned Real Property	27
3.9	Leased Real Property	27
3.10	Title to Assets; Encumbrances	27
3.11	Condition of Facilities.	27
3.12	Accounts Receivable	30
3.13	Inventories	30
3.14	No Undisclosed Liabilities	30
3.15	Taxes.	30
3.16	No Material Adverse Effect	31
3.17	Employee Benefits.	31
3.18	Compliance With Laws.	33
3.19	Legal Proceedings	33
3.20	Absence of Certain Changes and Events	33
3.21	Contracts; No Defaults.	34
3.22	Insurance	35
3.23	Environmental Matters.	35
3.24	Employees.	36
3.25	Labor Disputes; Compliance.	37
3.26	Intellectual Property Assets.	38

3.27	No Options	39
3.28	Certain Payments	39
3.29	Customers and Suppliers	39
3.30	Relationships with Related Persons	40
3.31	Brokers or Finders	40
3.32	Warranties	40
3.33	Competition Act	40
3.34	Limitation of Sellers’ Representation and Warranties	40
3.35	Disclosure	40
4.0	REPRESENTATIONS AND WARRANTIES OF BUYER.	41
4.1	Organization and Good Standing	41
4.2	Authority; No Conflict.	41
4.3	Certain Proceedings	41
4.4	Brokers or Finders	41
4.5	GST/HST Registration	41
5.0	CONDITIONS TO CLOSE	42
5.1	Conditions Precedent to the Obligations of Sellers	42
5.2	Conditions Precedent to the Obligations of Buyer	42
5.3	Conditions Precedent to the Obligations of Buyer and Sellers	42
6.0	PRE-CLOSING COVENANTS	43
6.1	Pre-Closing Covenants of Sellers	43
6.2	Pre-Closing Covenants of Buyer	44
7.0	COVENANTS.	44
7.1	Employees.	44
7.2	Tax Matters.	45
7.3	Payment of Other Retained Liabilities	45
7.4	Restrictions on Seller’s Dissolution	45
7.5	Removing Excluded Assets	45
7.6	Assistance in Proceedings	46
7.7	Non-competition, Non-solicitation, Non-disparagement and Confidentiality.	46
7.8	Customer and Other Business Relationships	47
7.9	Change of Name	47
7.10	Bulk Sales	47
7.11	Collection of Accounts Receivable.	47
7.12	Waiver and Release	48
7.13	Operation of the Business During the Earn-Out Period.	48
7.14	Individual Non-Competition Agreements	50
7.15	Certain Intellectual Property Matters.	50
7.16	Post-Closing Obligations	50
7.17	Sellers Insurance Policies	51
7.18	Further Assurances	51
8.0	INDEMNIFICATION; REMEDIES.	51
8.1	Survival	51
8.2	Indemnification and Reimbursement by Sellers.	51
8.3	Indemnification and Reimbursement by Buyers	52
8.4	Limitations on Amount – Sellers	52

8.5	Limitations on Amount – Buyers	52
8.6	Time Limitations.	52
8.7	Third-Party Claims.	53
8.8	Procedures for Direct Claims	54
8.9	Calculation of Damages; Treatment of Indemnity Payments.	54
8.10	No Double Recovery	55
8.11	Exclusion of Other Remedies	55
9.0	SELLER REPRESENTATIVE	55
9.1	Seller Representative	55
10.0	GUARANTY.	56
10.1	Buyer Guaranty	56
10.2	Owner Guaranty	56
11.0	Termination	57
11.1	Termination Events	57
11.2	Effect of Termination	57
12.0	GENERAL PROVISIONS.	57
12.1	Expenses	57
12.2	Public Announcements	57
12.3	Notices	57
12.4	Enforcement of Agreement	58
12.5	Waiver; Remedies Cumulative	58
12.6	Entire Agreement	58
12.7	Assignments, Successors and No Third-Party Rights	58
12.8	Severability	59
12.9	Construction	59
12.10	Time of Essence	59
12.11	Governing Law	59
12.12	Exhibits and Schedules	59
12.13	Amendments and Waivers	59
12.14	Time Periods	59
12.15	Execution of Agreement	59
12.16	Appointment of Buyer Representative	60

LIST OF SCHEDULES

Schedule 1.1(a)        Price Allocation Principles
Schedule 1.1(b)        Agreed Upon Accounting Procedures
Schedule 1.1(c)        Permitted Encumbrances
Schedule 1.1(d)        Working Capital Calculation
Schedule 2.1(a)(ii)     Tangible Personal Property in Taiwan
Schedule 2.1(b)(ii)     Tangible Personal Property in US
Schedule 2.1(d)(ii)     Tangible Personal Property in Canada
Schedule 2.2(j)         Other Excluded Assets
Schedule 2.4(a)(viii)     Capital Leases
Schedule 2.4(b)(xvi)     Retained Liabilities Arising Out of Prior Acquisitions or Dispositions of Seller
Schedule 2.7(a)(ix)     Consents and Governmental Authorizations
Schedule 3.1(a)         Jurisdictions of Incorporation and Qualification
Schedule 3.1(b)     Subsidiaries
Schedule 3.2(c)        Required Notices and Consents
Schedule 3.3         Ownership of Seller
Schedule 3.5        Accounting Deviations
Schedule 3.7         Sufficiency of Assets
Schedule 3.9         Leased Real Property
Schedule 3.11(b)     Tangible Property Outside the Possession of Seller
Schedule 3.12         Accounts Receivable
Schedule 3.17(a)     Company Benefit Plans
Schedule 3.17(b)(i)     CA Seller Company Benefit Plans Legal Compliance
Schedule 3.17(c)(i)     US Seller Company Benefit Plans Legal Compliance
Schedule 3.17(c)(ii)     US Seller COBRA Compliance of Company Benefit Plans
Schedule 3.18(a)     Government Authorizations
Schedule 3.18(b)     Legal Requirements
Schedule 3.19         Legal Proceedings
Schedule 3.20         Absence of Certain Changes and Events
Schedule 3.21(a)     Contracts
Schedule 3.21(b)     Related Party Contracts
Schedule 3.22         Insurance
Schedule 3.23(a)     Environmental Matters not in Taiwan
Schedule 3.23(b)     Environmental Matters in Taiwan
Schedule 3.24(a)     Current Employees
Schedule 3.24(b)     Employment Agreements
Schedule 3.24(c)     Contracts with Current Employees
Schedule 3.24(d)     Legal Requirement Damages
Schedule 3.26(a)     Intellectual Property Rights and Licensed Rights
Schedule 3.26(b)    Infringement Actions
Schedule 3.26(c)     IP Perfection Actions
Schedule 3.26(d)     Confidentiality of Intellectual Property
Schedule 3.26(e)     Owned Computer Software
Schedule 3.26(f)     License Agreements
Schedule 3.29         Customers and Suppliers
Schedule 3.30        Related Party Relationships
Schedule 3.31         Brokers or Finders
Schedule 3.32        Warranties/Products
Schedule 8.2(a)(vii)     Indemnification by Seller

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”), dated as of December 5, 2014, is made by and among Fox Factory, Inc., a California corporation (“Fox”), RFE Holding (Canada) Corp., a corporation organized under the laws of British Columbia (“CA Buyer”), RFE Holding (US) Corp., a Delaware corporation (“US Buyer”), Fox Factory IP Holding Corp., an exempted company incorporated under the laws of the Cayman Islands (“KY Buyer” and together with the Fox, CA Buyer and US Buyer, each individually a “Buyer” and collectively the “Buyers”), 1021039 B.C. Ltd., a corporation amalgamated under the laws of British Columbia (“CA Seller”), and Easton Cycling (USA), Inc., a Delaware corporation (“US Seller” and together with CA Seller, each individually a “Seller” and collectively the “Sellers”). Each of Buyers and Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties”. Fox Factory Holding Corp., a Delaware corporation (“Buyer Guarantor”), and each of Chris Tutton, Derek Wills, Darren Mabbot and Stanley Fuller (collectively, the “Owner Guarantors”) are executing this Agreement solely for purposes of their respective guaranties set forth in Sections 10.1 and 10.2.
RECITALS
WHEREAS, Sellers are engaged in the business of designing and manufacturing cycling wheels, components, clothing, protective equipment and other bicycle accessories (together, the “Business”);
WHEREAS, prior to the date hereof, Race Face Performance Products Inc., a corporation organized under the laws of British Columbia (“RF Canada”), Easton Cycling Canada Inc., a corporation organized under the laws of British Columbia (“Easton Canada”), and 0999324 B.C. Ltd., a corporation organized under the laws of British Columbia (together with RF Canada and Easton Canada, the “Legacy Sellers”), amalgamated pursuant to the Business Corporations Act (British Columbia) and continued under the name of CA Seller as the lawful successor to the Business as operated by the Legacy Sellers (the “Amalgamation”).
WHEREAS, as a result of the Amalgamation, the CA Seller (i) is the sole parent of the US Seller and (ii) owns two Taiwanese branch offices (the “TW Branches”).
WHEREAS, Buyers desire to purchase from Sellers, and Sellers desire to sell, assign, transfer and convey to Buyers, the Acquired Assets (as defined herein) for the consideration and upon the terms and conditions set forth herein (the “Acquisition”).
The Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND USAGE.
1.1Definitions
. For purposes of this Agreement, the following terms and variations thereof have the meanings specified to in this Section 1.1:
“Accounts Receivable” means (i) all trade accounts receivable of Sellers and other rights of Sellers to payments from its customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, (ii) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.
“Agreed Value” shall mean the value of an Acquired Asset as agreed upon by Buyer Representative and Seller Representative, or in the event such agreement is not reached within thirty (30) calendar days following the Closing Date, the value of the Acquired Asset as determined by or at the direction of the Independent Accountant. The Parties agree to, and to cause the Independent Accountant to, use the principals set forth on Schedule 1.1(a) when determining Agreed Value. All costs relating to the Independent Accountant shall be shared equally by Buyers, on one hand, and Sellers, on the other, and the results of the determination shall be deemed conclusive in the absence of fraud, malfeasance, or gross negligence.
“Agreed Upon Accounting Principles” means the accounting practices and methodologies as set forth on Schedule 1.1(b); provided, that Seller Representative and Buyer Representative may agree in writing to deviate from the Agreed Upon Accounting Principles; provided, further, that if either Seller Representative or Buyer Representative desires to amend or deviate from the Agreed Upon Accounting Principles and the other Party does not agree with such proposed amendment or deviation, then the Party desiring the amendment or deviation shall instruct the Independent Accountants to (A) make a determination of whether such proposed amendment or deviation from the Agreed Upon Accounting Principles is more reasonable than not making the proposed amendment or deviation (or the other Party’s proposed deviation or amendment) based upon their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the amount in dispute, at which conference each of Buyer Representative and Seller Representative shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer Representative and Seller Representative (which final resolution shall be requested by Buyer Representative and Seller Representative to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the Agreed Upon Accounting Principles as finally determined by the Independent Accountants, and (C) provide a written report to Buyer Representative and Seller Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination.
“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“BRG Sublicense” means that certain Agreement for the Sublicense and License of Trademarks between BRG Sports, Inc. and 0999324 BC Ltd. dated as of June 17, 2014.
“BRG Payoff Amount” means $1,636,000, which is the aggregate amount outstanding under that certain non-interest bearing promissory note made by 999324 B.C. Ltd. in favor of BRG Sports, Inc.
“Business Day” means any day other than Saturday or Sunday, or any other day on which banks in New York, New York are permitted or required to be closed.
“COBRA” means Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Legal Requirements.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plans” means all of the following maintained by each Seller or any ERISA Affiliate, or to which each Seller or any ERISA Affiliate contributes or has any obligation to contribute, for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any dependent of any such person) of such Seller or any ERISA Affiliate: (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA; (ii) all plans, agreements, policies, programs, or understandings providing for fringe benefits or perquisites, and all bonus, incentive compensation, deferred compensation, retention, change in control, profit sharing, stock, severance, retirement, health, life, disability, sick leave, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, vacation, holiday, or any other similar plans, agreements, policies, programs or understandings (whether written or oral, qualified or nonqualified), and (iii) any benefit plan administered for the benefit of and/or covering the Current Employees or former employees providing services to the Business, including, without limitation, all employee benefit plans provided by a Professional Employer Organization.
“Consent” means any approval, consent, ratification, waiver, notice or other authorization.
“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) pursuant to which any Seller is a party or any of the Acquired Assets are legally bound, including any and all amendments and modifications thereto.
“Current Assets” means all current assets of Sellers as of the Effective Time, including Accounts Receivable and Inventories, to the extent included in the Acquired Assets.
“Current Liabilities” means all current liabilities of Sellers as of the Effective Time to the extent included in Assumed Liabilities.
“Disclosure Schedules” means the disclosure schedules of Sellers delivered by Seller Representative to Buyer Representative concurrently with the execution and delivery of this Agreement.
“Easton Product Liability Excess Insurance Policy” means that certain policy no. B080116151U14 with Lloyds of London - UK (June 17, 2014 to June, 17, 2015) regarding excess transition protection liability insurance for Easton operational and product liability claims covered by the Easton Product Liability Insurance Policy.
“Easton Product Liability Insurance Policy” means that certain policy no. C444668414 with Lloyds c/o Ironshore Canada Ltd. (June 17, 2014 to June 17, 2019) regarding transition protection liability insurance for Easton operational and product liability claims from March 16, 2006 to June 17, 2014.
“Easton Product Liability Premium Amount” means an amount equal to $687,069.64, which represents the outstanding premiums due under the Easton Product Liability Insurance Policy and the Easton Product Liability Excess Insurance Policy.
“EBITDA” means, with respect to a specified period, earnings for such period before interest, taxes, depreciation and amortization calculated in accordance with US GAAP and applied on a consistent basis; provided, however, that for purpose of calculating Earn-Out Amounts, EBITDA shall be adjusted in accordance with Section 2.10(g).
“Effective Time” means 12:01 A.M. (Pacific Standard Time) on the Closing Date.
“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, hypothec, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” means any cost (including attorneys’ fees), damages, expense, fines, penalties, Proceeding, Orders, claims, demands, judgment, Liability or other responsibility (collectively, “EH&S Losses”) arising from or under any Environmental Law or Occupational Safety and Health Law, including those EH&S Losses consisting or arising out of, or relating to:
(i)The Release of Hazardous Material on, in, under, to or from the Facilities;
(ii)The operation of the Business or actions or omissions of each Seller in violation of Environmental Law or Occupational Safety and Health Laws, including any related Governmental Authorization;
(iii)Any (a) “removal,” “remedial” or “response action” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); and (b) corrective action, monitoring, containment, prevention of Release or other cleanup activity (the preceding (a) and (b) are collectively defined as, “Cleanup”) required by or under, or necessary to comply with, any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, whether such Cleanup or damages are at the Facilities, real property at which Seller conducted the Business, or other properties to which Hazardous Materials have migrated from the Facilities;
(iv)the investigation, Cleanup, remediation or prevention of the Release of Hazardous Materials arising from the presence of Hazardous Materials at any place other than the Facilities and real property at which the Business is or has been conducted, as a result of the shipment, transfer or other movement of such Hazardous Materials to that place by each Seller or anyone acting at its instigation or on its behalf; and/or arising from the existence of any Hazardous Materials in, on or under any Facilities or real property at which the Business is or has been conducted, including groundwater; or
(v)any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
“Environmental Law” means any current or future Legal Requirements relating to the protection of the Environment, human health and safety or the use, storage, treatment, generation, transportation, processing, handling, Release, production, distribution, Remedial Action, Cleanup, purchase, sale or disposal of Hazardous Materials, including but not limited to CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Federal Water Pollution Control Act, 33 U.S. C. § 1251, et seq., and the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., Environmental Management Act (British Columbia), Environmental Assessment Act (British Columbia), Water Act (British Columbia), Drinking Water Protection Act (British Columbia), Fish Protection Act (British Columbia), Greenhouse Gas Reduction (Cap & Trade) Act (British Columbia) and Carbon Tax Act (British Columbia) and similar state statutes, and the rules, regulations and Orders of any Governmental Body relating to the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with a Seller under Section 414 of the Code or under ERISA Section 4001(b) or part of the same “controlled group” as such Seller for purposes of ERISA Section 302(d)(8)(C).
“Escrow Agent” means Computershare Trust Company.
“ETA” means Part IX of the Excise Tax Act (Canada).
“Facilities” means any real property, leasehold or other interest in real property currently or formerly owned or operated by each Seller, together with the Tangible Personal Property used or operated by such Seller at the respective locations of the Leased Real Property set forth in Schedule 3.9.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (only as to due organization), 3.2 (Enforceability; Authority; No Conflict), 3.3 (Ownership of Seller), 3.10 (Title to Assets) and 3.27 (No Options).
“Governing Documents” means, with respect to CA Buyer, its notice of articles and by-laws, with respect to US Buyer, its certificate of incorporation and by-laws, and, with respect to each Seller, its certificate of incorporation and articles or by-laws and, in each case to the extent applicable, all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Buyer or such Seller, as the case may be, relating to the rights, duties and obligations of the equityholders of such Person, together with any amendment or supplement to any of the foregoing.
“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any:
(vi)nation, state, province, county, city, town, borough, village, district or other jurisdiction;
(vii)federal, state, provincial, local, municipal, foreign or other government;
(viii)governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
(ix)multinational organization or body;
(x)body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
(xi)official of any of the foregoing.
“GST/HST” means the goods and services tax and the harmonized sales tax imposed under the ETA.
“Hazardous Material” means any substance, material, pollutant or waste which is or will foreseeably be regulated by any Governmental Body, including, without limitation, any material, substance, pollutant or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“IFRS” means the international financial reporting standards as adopted by the Canadian Institute of Chartered Professional Accountants.
“Improvements” means all buildings, structures, fixtures and improvements located on real property, including those under construction.
“Indebtedness” means, with respect to each Seller, (i) all indebtedness of such Seller, whether or not contingent, for borrowed money, (ii) all obligations of such Seller evidenced by notes, bonds or debentures, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Seller, (iv) all obligations, contingent or otherwise, of such Seller under acceptance, letter of credit or similar facilities, (v) all obligations of such Seller to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interest of such Seller or any warrants, rights or options to acquire such capital stock or equity interest, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vi) any Liabilities of such Seller arising from or related to securitized or factored accounts receivable arrangements, and (vii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Seller or in effect guaranteed directly or indirectly by such Seller.
“Indemnification Escrow Amount” means $3,321,100.

“Intellectual Property” means (i) all United States, Canadian and foreign patents, patent applications and statutory invention registrations, including but not limited to all United States and foreign design patents, industrial and/or community designs, utility models, petty patents, and applications therefor, (ii) all unpatented inventions (whether patentable or not) that have not yet been the subject of a patent application, (iii) all United States, Canadian and foreign trademark, trade name, service mark, collective mark, distinguishing guise, and certification mark registrations and applications therefor at the federal, state/provincial or local level, (iv) all trademarks, trade names, service marks, collective marks, distinguishing guises, examples of trade dress, and certification marks that have been used in commerce at any time in the last five years, (v) all United States, Canadian and foreign copyright registrations and applications therefor, (vi) all copyrightable works of authorship that have not been the subject of a copyright registration or application therefor, including but not limited to all moral rights therein and to software code, manuals and other text works, photographs, video recordings, and audio recordings, (vii) all trade secrets, know how, technical expertise and research data and other proprietary and/or confidential information, databases and data (collectively, “Trade Secrets”) as recorded in written or electronic materials, including, without limitation, employee notebooks or other notes or documents prepared or maintained by employees or independent contractors that describe the Trade Secrets, (viii) industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable, (ix) all mask works and integrated circuit topographies, (x) all proprietary data formulae, (xi) all rights in internet web sites and internet domain names, (xii) all other intangible property and (xiii) registrations and applications for registration of any of the foregoing.
“Intellectual Property Rights” means all right in and to any and all Intellectual Property that each Seller owns in whole or in part and/or in which such Seller has a valid claim of ownership in whole or in part (such as a contractual right of assignment from an employee or independent contractor) subsisting as of the Closing Date.
“Inventories” means all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies, to be used or consumed, or intended to be used or consumed, by each Seller in the production of finished goods.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“ITA” means the Income Tax Act (Canada).
“Knowledge” means, with respect to any Seller, the actual knowledge of Chris Tutton, David Banks and David Murray, each of whom will be deemed to have actual knowledge of a fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry.
“Legal Requirement” means any federal, provincial, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, resolution, Order or directive.
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Rights” means all Intellectual Property in which each Seller has been granted a license or sublicense or has other valid rights of use, other than Intellectual Property Rights.
“Material Adverse Effect” means any change in, effect on or set of circumstances (regardless of whether foreseeable at the time of the Parties’ execution and delivery of this Agreement) that, individually or in the aggregate with any other changes in, effects on or set of circumstances relating to, the Business, the Acquired Assets or a relationship with a Material Customer or Material Supplier, is, or could reasonably be expected to be, materially adverse to the Business, the results of operations or condition (financial or otherwise) of the Business or the Acquired Assets; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the industry and markets in which the Business operates, (ii) the effects of changes that are generally applicable to the United States or Canadian economy or securities markets or the world economy or international securities markets, (iii) any effects on the employees, suppliers, licensors or customers of the Business directly resulting from the public announcement of this Agreement, the Acquisition or the consummation of the Acquisition, (iv) the effects of changes in Legal Requirements, (v) the effects of acts of war, terrorism, earthquakes, hurricanes, or other unavoidable disasters; provided further, however, that any change in, effect on or set of circumstances referenced in clauses (i) through (v) immediately above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such change in, effect on or set of circumstances has a disproportionate effect on the Business or the Acquired Assets compared to other participants in the industries in which the Business operates. Without limiting the generality of the foregoing, a “Material Adverse Effect” shall be deemed to have occurred if the applicable change, effect or set of circumstances (or aggregation of changes, effects or sets of circumstances) would be reasonably likely to result in liability to Buyers or any of their Related Persons or the diminution in the value of the Business or the Acquired Assets, of an amount equal to or greater than 10% of the Purchase Price in the aggregate.
“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, Workers Compensation Act (British Columbia) and the regulations thereunder and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Originating Persons” means all Current Employees and former employees, and all current and former officers, directors and consultants of the Seller, including, in the case of a consultant that is not an individual, all employees, officers, directors, shareholders and partners of the consultant.
“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure Proceeding shall have been commenced: (a) Encumbrances imposed by Legal Requirement, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business, consistent with past practice, securing obligations that are not overdue and will be paid or discharged in the ordinary course of business; and (b) minor survey exceptions, reciprocal or utility easement agreements and other customary Encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; and (c) Encumbrances, if any, set forth on Schedule 1.1(c).
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Proceeding” means any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, and whether public or private) commenced, brought, conducted or heard by or before, any Governmental Body or arbitrator.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” means, with respect to any Person:
(xii)any other Person that directly or indirectly controls, or is directly or indirectly controlled by, such Person;
(xiii)each other member of such Person’s Family (as defined below), if such Person is an individual;
(xiv)any other Person (and if such Person is an individual, such individual’s Family, individually or in the aggregate with such Person) that holds a Material Interest in such Person;
(xv)any other Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such Person;
(xvi)any other Person in which such Person holds a Material Interest.
For purposes of this definition, (A) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (B) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other immediate family members of the individual or the individual’s spouse; and (C) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to Cleanup, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Specified Claims” has the meaning set forth on item no. 1 of Schedule 8.2(a)(vii).
“Subsidiary” means, with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.
“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by each Seller or used in the Business (wherever located and whether or not carried on such Seller’s books), together with any express or implied warranty by the manufacturers or such vendors or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, consumption, sales, provincial sales, use, transfer, GST/

HST, Quebec sales value added, alternative, add-on minimum and any other tax, fee, assessment, levy, tariff, unclaimed property or other charges, duty, premiums, assessments, imposts, rates, withholdings, dues or government contributions of any kind whatsoever, direct or indirect, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Legal Requirement” means any laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Body, that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” means any Person other than the Parties.
“Threat of Release” means a reasonable likelihood of a Release that would reasonably be expected to require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Treasury Regulations” shall mean the regulations of the United States Treasury Department, as amended, and any successor provisions thereto.
“US GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied in accordance with past practices.
“Working Capital” means the excess of the aggregate Current Assets (reduced by all applicable reserves in respect thereof as determined in a manner consistent with each Seller’s historical practices) over the aggregate Current Liabilities, prepared in accordance with the methodology contained in the example Working Capital calculation set forth on Schedule 1.1(d) for illustrative purposes only.
1.2Additional Definitions
. In addition, the meanings of the following terms and variations thereof are specified in the Section set forth opposite such term:

Term	Section
“2015 Earn-Out”	2.10(a)
“2015 Actual EBITDA”	2.10(a)
“2015 EBITDA Maximum”	2.10(d)
“2015 EBITDA Minimum”	2.10(b)
“2015 EBITDA Threshold”	2.10(c)
“2016 Earn-Out”	2.10(a)
“2016 Actual EBITDA”	2.10(a)
“2016 EBITDA Maximum”	2.10(d)
“2016 EBITDA Minimum”	2.10(b)
“2016 EBITDA Threshold”	2.10(c)
“Acquired Assets”	2.1(e)
“Acquisition”	Recitals

“Adjustment Amount”	2.8(a)
“Allocation”	2.5(b)(i)
“Allocation Statement”	2.5(c)
“Amount in Controversy”	2.10(j)
“Arbitration Panel”	2.10(j)(ii)
“Agreement”	Introductory Paragraph
“Amalgamation”	Recitals
“Assumed Liabilities”	2.4(a)
“Audited EBITDA Statement”	2.10(h)
“Balance Sheet”	3.5
“Base Purchase Price”	2.3
“Bill of Sale and Assignment and Assumption Agreements”	2.7(a)(i)
“Breach Acceleration Payment”	7.13(e)
“Business”	Recitals
“Buyer” or “Buyers”	Introductory Paragraph
“Buyer Closing Documents”	4.2(a)
“Buyer Group”	6.1(a)
“Buyer Guarantor”	Introductory Paragraph
“Buyer Indemnified Persons”	8.2(a)
“Buyer Representative”	12.16
“CA Allocation”	2.5(a)
“CA Tax Purchase Price”	2.5(a)
“CA Assets”	2.1(d)
“CA Buyer”	Introductory Paragraph
“CA IP Asset”	2.1(c)(iv)
“CA Seller”	Introductory Paragraph
“CERCLA”	1.1
“Change of Control Acceleration Payment”	7.13(c)
“Cleanup”	1.1
“Closing”	2.6
“Closing Date”	2.6
“Closing Financial Statements”	2.8(b)
“Collective Agreement”	3.25(d)
“Competing Business”	7.7(a)
“Control Notice”	8.7(b)
“Covenants”	7.14
“Current Employees”	3.24(a)
“Damages”	8.2
“Deductible”	8.4
“Earn-Out Amounts”	2.10(a)
“Earn-Out Period”	7.13(b)
“Easton Canada”	Recitals
“EBITDA Statement”	2.10(h)
“EH&S Losses”	1.1
“Electing Party’s Earn-Out Statement”	2.10(j)
“Employment Agreement”	2.7(a)(iv)

“Employee Grantees”	7.14
“Escrow Agreement”	2.7(a)(vii)
“Estimated Adjustment Amount”	2.3
“Estimated Working Capital”	2.3
“Excluded Assets”	2.2
“Fox”	Introductory Paragraph
“Grantees”	7.14
“Indemnified Person”	8.7(a)
“Indemnifying Person”	8.7(a)
“Independent Accountants”	2.5(c)
“Interim Balance Sheet”	3.5
“Installment Sale Payment”	2.10(n)(i)
“Inventory Assets”	2.1(e)
“IP Assets”	2.1(c)(iv)
“KY Buyer”	Introductory Paragraph
“Leased Real Property”	3.9
“Legacy Sellers”	Recitals
“License Agreements”	3.26(f)
“Loan Payoff Amount”	2.7(a)(vi)
“Material Customer”	3.29
“Material Supplier”	3.29
“Narrow-Wide Rings”	7.15(b)
“Noted IP”	3.26(a)
“One-Year Non-US IP License”	2.1(c)(ii)
“Owner”	1.1
“Owner Guarantors”	Introductory Paragraph
“Party” or “Parties”	Introductory Paragraph
“Perpetual Non-US IP License”	2.1(c)(i)
“Products”	3.32
“Proprietary Information”	7.7(d)
“Purchase Price”	2.3
“Real Property Lease”	3.9
“Reference Working Capital”	2.8(a)
“Registered IP Rights”	3.26(a)
“Releasee” or “Releasees”	7.12
“Retained Liabilities”	2.4(b)
“Restricted Period”	7.7(a)
“RF Canada”	Recitals
“Schedule Supplement”	6.1(f)
“Securities Act”	3.3
“Seller” or “Sellers”	Introductory Paragraph
“Seller Closing Documents”	3.2(a)
“Seller Indemnified Persons”	8.3
“Seller Representative”	9.1
“Sellers Insurance Policies”	7.17
“Shareholder Grantees”	7.14

“Survival Period”	8.6(a)
“Tax Purchase Price”	2.5(b)(i)
“Third Party Claim”	8.7(a)
“Trade Secrets”	1.1
“Transfer Taxes”	7.2(b)
“TW Assets”	2.1(a)
“TW Branches”	Recitals
“US Allocation”	2.5(b)(i)
“US Assets”	2.1(b)
“US Buyer”	Introductory Paragraph
“US IP Assets”	2.1(c)(iii)
“US Seller”	Introductory Paragraph
“US Tax Purchase Price”	2.5(b)(i)
1.3Usage.
(a)Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision; (vi) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b)Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with US GAAP.
(c)Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.
(d)Currency. Except as otherwise expressly set forth herein, all references to “dollars” or “$” in this Agreement shall mean Canadian Dollars.

2.	SALE AND TRANSFER OF ASSETS; CLOSING.
2.1Assets to be Sold.
(a)Sale of Taiwanese Operating Assets (excluding Inventory and Intellectual Property). Upon the terms and subject to the conditions set forth in this Agreement and to the extent not transferred pursuant to Sections 2.1(c), 2.1(d) and 2.1(e), deemed effective as of the Effective Time, CA Seller hereby agrees to sell, convey, assign, transfer and deliver to Fox, and Fox hereby agrees to purchase and acquire from CA Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to all property and assets (real, personal or mixed, tangible and intangible) of every kind and description, owned, held or used in the conduct of the Business by CA Seller through its TW Branches and being conducted in Taiwan, but excluding the Excluded Assets (all such assets to be transferred to Fox hereunder being herein referred to collectively as the “TW Assets”), including, except to the extent constituting Excluded Assets, the following:
(i)all interests of CA Seller in real property located in the Taiwan, including any Leased Real Property located in Taiwan;
(ii)all Tangible Personal Property located in Taiwan, including those items described in Schedule 2.1(a)(ii);
(iii)all Contracts listed in Schedule 3.21(a) (notated as “TW Contracts”) and all outstanding bids, offers or solicitations made by or to CA Seller to enter into any Contract;
(iv)all Taiwanese Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Fox (but if any Governmental Authorization cannot be transferred, CA Seller agrees to cooperate with and reasonably assist Buyer in obtaining such Governmental Authorization), including those listed in Schedule 3.18(a) (notated as “TW Authorizations”);
(v)all data and Records related to the Taiwan operations of CA Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g); and
(vi)any other rights, wither tangible or intangible (but excluding any Inventory or Intellectual Property Rights), related to the TW Branches.
(b)Sale of United States Operating Assets (excluding Inventory and Intellectual Property). Upon the terms and subject to the conditions set forth in this Agreement and to the extent not transferred pursuant to Sections 2.1(c) and 2.1(e), deemed effective as of the Effective Time plus one (1) minute, US Seller hereby agrees to sell, convey, assign, transfer and deliver to US Buyer, and US Buyer hereby agrees to purchase and acquire from US Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to all property and assets (real, personal or mixed, tangible and intangible) of every kind and description, wherever located, owned, held or used in the conduct of the Business by US Seller, but excluding the Excluded Assets (all such assets to be transferred to US Buyer hereunder being herein referred to collectively as the “US Assets”), including, except to the extent constituting Excluded Assets, the following:
(i)all interests of US Seller in real property located in the United States, including any Leased Real Property located in the United States;
(ii)all Tangible Personal Property located in the United States, including those items described in Schedule 2.1(b)(ii);
(iii)all Accounts Receivable of the US Seller;
(iv)all Contracts listed in Schedule 3.21(a) (notated as “US Contracts”) and all outstanding bids, offers or solicitations made by or to US Seller to enter into any Contract;
(v)all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer (but if any Governmental Authorization cannot be transferred, US Seller agrees to cooperate with and reasonably assist Buyer in obtaining such Governmental Authorization), including those listed in Schedule 3.18(a) (notated as “US Authorizations”);
(vi)all data and Records related to the United States operations of US Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);
(vii)all insurance benefits, including rights and proceeds, arising from or relating to the US Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;
(viii)all claims of US Seller against any other Person and relating to the Business or the US Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and
(ix)all rights of US Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.
(c)Licenses and Sale of Intellectual Property Rights.
(i)Prior to the Effective Time, CA Seller shall enter into an Intellectual Property License and Sublicense Agreement in favor of KY Buyer, in form and substance reasonably acceptable by Buyer Representative and Seller Representative, whereby the CA Seller licensed its Intellectual Property Rights as more particularly set forth therein (the “Perpetual Non-US IP License”).
(ii)Immediately after the execution of the Perpetual Non-US IP License but immediately prior to the Effective Time, KY Buyer shall enter into an Intellectual Property License Agreement in favor of CA Seller, in form and substance reasonably acceptable by Buyer Representative and Seller Representative, whereby the KY Buyer licensed its Intellectual Property Rights as more particularly set forth therein (the “One-Year Non-US IP License”).
(iii)Upon the terms and subject to the conditions set forth in this Agreement, deemed effective as of the Effective Time plus two (2) minutes, each Seller hereby agrees to, and hereby sells, conveys, assigns, transfers and delivers to US Buyer, and US Buyer hereby agrees to, and hereby purchases and acquires from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to all of the Intellectual Property Rights, all Contracts governing the Licensed Rights, the going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.26(a) and (e)¸including without limitation, the Perpetual Non-US IP License and the BRG Sublicense, but excluding the One-Year Non-US IP License and the Excluded Assets (all such assets to be transferred to US Buyer hereunder being herein referred to collectively as the “US IP Assets”).
(iv)Upon the terms and subject to the conditions set forth in this Agreement, deemed effective as of the Effective Time plus two (2) minutes, CA Seller hereby agrees to sell, convey, assign, transfer and deliver to CA Buyer, and CA Buyer hereby agrees to purchase and acquire from CA Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to the One-Year Non-US IP License (the “CA IP Asset,” and together with the US IP Assets, the “IP Assets”).
(v)If Buyers desires to register a change in ownership of an IP Asset from the name as registered at the Closing Date, all cost of such registrations are to be borne equally by Buyers and Sellers. Sellers shall co-operate by executing any necessary documents, as requested by Buyer Representative.
(d)Sale of Canadian Assets (excluding Inventory and Intellectual Property). Upon the terms and subject to the conditions set forth in this Agreement and to the extent not transferred pursuant to Sections 2.1(a), 2.1(c) or 2.1(d), deemed effective as of the Effective Time plus three (3) minutes, CA Seller hereby agrees to sell, convey, assign, transfer and deliver to CA Buyer, and CA Buyer hereby agrees to purchase and acquire from CA Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to all property and assets (real, personal or mixed, tangible and intangible) of every kind and description, wherever located, owned, held or used in the conduct of the Business by CA Seller, but excluding the Excluded Assets (all such assets to be transferred to CA Buyer hereunder being herein referred to collectively as the “CA Assets”), including, except to the extent constituting Excluded Assets, the following:
(i)all interests of such Seller in real property located in Canada, including any Leased Real Property located in Canada;
(ii)all Tangible Personal Property located in Canada, including those items described in Schedule 2.1(d)(ii);
(iii)all Accounts Receivable of the CA Seller;
(iv)all Contracts listed in Schedule 3.21(a) (notated as “CA Contracts”) and all outstanding bids, offers or solicitations made by or to such Seller to enter into any Contract;
(v)all non-Taiwanese Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer (but if any Governmental Authorization cannot be transferred, such Seller agrees to cooperate with and reasonably assist Buyer in obtaining such Governmental Authorization), including those listed in Schedule 3.18(a) (notated as “CA Authorizations”);
(vi)all data and Records related to the Canadian operations of such Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);
(vii)all insurance benefits, including rights and proceeds, arising from or relating to the CA Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;
(viii)all claims of such Seller against any other Person and relating to the Business or the CA Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and
(ix)all rights of such Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.
(e)Sale of Inventory. Upon the terms and subject to the conditions set forth in this Agreement, deemed effective as of the Effective Time plus four (4) minutes, each Seller hereby agrees to sell, convey, assign, transfer and deliver to CA Buyer, and CA Buyer hereby agrees to purchase and acquire from such Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all rights, title and interests in and to all Inventories of such Seller, wherever located, owned, held or used in the conduct of the Business by such Seller, but excluding the Excluded Assets (all such assets to be transferred to US Buyer hereunder being herein referred to collectively as the “Inventory Assets” and collectively the TW Assets, US Assets, IP Assets and the CA Assets shall be referred to as the “Acquired Assets”).
Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or any of the Acquired Assets unless a Buyer expressly assumes that Liability pursuant to Section 2.4(a).
2.2Excluded Assets
. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of each Seller at the Effective Time (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of such Seller after the Closing:
(a)all cash, cash equivalents and short-term investments and deferred Tax assets;
(b)all minute books, stock Records and corporate seals of Seller;
(c)the shares of capital stock or other equity securities of Seller held in treasury;
(d)all insurance policies and rights thereunder (except to the extent specified in Sections 2.1(a)(vii) and (viii) , Sections 2.1(b)(vii) and (viii) and Sections 2.1(c)(vii) and (viii));
(e)all Contracts that are not listed in Schedule 3.21(a) and the Contracts noted as “to be paid off at Closing by Buyer” on Schedule 3.21(a);
(f)all personnel Records and other Records that Seller is required by Legal Requirement to retain in its possession;
(g)all claims for refund of Taxes and other governmental charges of whatever nature, in each case, paid by Seller with respect to Pre-Closing Tax Periods;
(h)all Company Benefit Plans (other than (i) that certain Client Services Agreement with Insperity dated June 18, 2014 with PEO Services, L.P.; (ii) Policy No. 85598, effective June 1, 2011, for life insurance and long term disability insurance from RBC Insurance, (iii) Policy No. 10012/11-006, effective June 1, 2011, for accidental death and dismemberment insurance from Lloyds of London and (iv) Policy No. 37993, effective June 1, 2011, for extended health insurance and dental insurance from Pacific Blue Cross.) all assets held in trust or otherwise relating to any Company Benefit Plan or the funding thereof; any insurance policy, Contract, trust, third party administrator Contract, or other funding arrangement for any Company Benefit Plan; any monies held by Seller in any account dedicated to the payment of benefits or insurance premiums relating to any Company Benefit Plan; and the rights of Seller to any such assets, Contracts, or monies;

(i)all rights of Seller under this Agreement, the Bill of Sale and Assignment and Assumption Agreements and the Escrow Agreement; and
(j)the assets, if any, expressly designated in Schedule 2.2(j).
2.3Consideration
. The consideration for the Acquired Assets (the “Purchase Price”) will be (a) $33,211,000 (the “Base Purchase Price”) (i) plus the Easton Product Liability Premium Amount, (ii) plus the Adjustment Amount, if any, and (iii) plus the Earn-Out Amounts, if earned, and (b) the assumption of the Assumed Liabilities, other than Liabilities already included in the Adjustment Amount, without duplication. Seller Representative shall determine, in good faith and deliver to Buyer Representative on or before the third (3rd) Business Day prior to Closing a statement evidencing Seller Representative’s estimation of Working Capital reasonably acceptable to Buyer (the “Estimated Working Capital”) and, based thereon, a written estimate of the Adjustment Amount (the “Estimated Adjustment Amount”). The final Adjustment Amount shall be determined and paid in accordance with the provisions of Section 2.8.
2.4Liabilities.
(a)Assumed Liabilities. Effective as of the Effective Time, Buyers hereby agree to assume and discharge only the following Liabilities of each Seller (the “Assumed Liabilities”) to the extent such Liabilities relate to an Acquired Asset purchased by such Buyer, or, in any case, as otherwise determined by Buyer Guarantor:
(i)any trade account payable to the extent reflected on the Interim Balance Sheet or incurred by such Seller in the ordinary course of business, consistent with past practice, between the date of the Interim Balance Sheet and the Effective Time that (A) is not payable to a Related Person of such Seller, and (B) remains unpaid as of the Effective Time;
(ii)those accrued expenses of such Seller to the extent reflected on the Interim Balance Sheet or incurred by such Seller in the ordinary course of business, consistent with past practice, between the date of the Interim Balance Sheet and the Effective Time and, in each case, that remain unpaid as of the Effective Time;
(iii)any Liability to such Seller’s customers incurred by such Seller in the ordinary course of business, consistent with past practice, for orders outstanding as of the Effective Time to the extent reflected on such Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);
(iv)any Liability arising from or in connection with product liability claims relating to the Business, in relation to products to the extent manufactured by the Sellers prior to the Effective Time, but sold by the Buyers after the Effective Time;
(v)any Liability to such Seller’s customers incurred by such Seller in the ordinary course of business, consistent with past practice, for customer warranties outstanding as of the Effective Time to the extent reflected on the Interim Balance Sheet (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);
(vi)any Liability arising after the Effective Time under the Contracts described in Schedule 3.21(a) (except to the extent any such Liability is the result of a Breach that occurred prior to the Effective Time);
(vii)any Liability in respect of Transfer Taxes for with each Buyer is liable pursuant to Section 7.2(b);
(viii)any Liability with respect to those certain capital leases as set forth more particularly on Schedule 2.4(a)(viii); and
(ix)any other Liabilities included in the calculation of Working Capital, without duplication.
(b)Retained Liabilities. Each Seller hereby acknowledges and agrees that all Liabilities of such Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by such Seller. Without limiting the foregoing, Retained Liabilities include the following Liabilities of such Seller, except to the extent included in Working Capital, without duplication:
(i)any Liability arising out of or relating to products of such Seller to the extent manufactured and sold, or services of such Seller provided, in each case, prior to the Effective Time other than to the extent assumed by a Buyer under Section 2.4(a)(iii), (iv) or (v);

(ii)any Liability under any Contract assumed by a Buyer pursuant to Section 2.4(a)(v), that either arose at or prior to the Effective Time or, to the extent that such Liability is the result of a Breach that occurred prior to the Effective Time, arises after the Effective Time;
(iii)any Liability for Taxes, including (A) any Taxes arising as a result of such Seller’s operation of the Business, restructuring activities or ownership of the Acquired Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement and (C) any deferred Taxes of any nature, except to the extent assumed by a Buyer pursuant to Section 2.4(a)(vi);
(iv)any Liability under any Contract not assumed by a Buyer under Section 2.4(a), including any Liability arising out of or relating to any Indebtedness or any security interest or Encumbrance related thereto;
(v)any Environmental, Health and Safety Liabilities arising out of or relating to the operation of the Business prior to the Effective Time or such Seller’s leasing, ownership or operation of real property or the Facilities;
(vi)any Liability under or that relates to the Company Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for such Seller’s current or former employees, officers, directors or other Persons;
(vii)any Liability under any employment, severance, retention or termination agreement with any current or former employee of such Seller or any of their Related Persons;
(viii)any Liability arising out of or relating to any current or former employee grievance with respect to an event or occurrence at or prior to the Effective Time whether or not the affected employees are hired by a Buyer;
(ix)any Liability with respect to severance obligations payable under the Employment Standards Act (British Columbia), as amended, and any other applicable Legal Requirement with respect to any Current Employee of such Seller;
(x)any Liability to any Related Person of such Seller;
(xi)any Liability to indemnify, reimburse or advance amounts to any current or former officer, director, employee or agent of such Seller;
(xii)any Liability to distribute to any equity holders of such Seller or otherwise apply all or any part of the consideration received hereunder;
(xiii)any Liability arising out of any Proceeding by or against such Seller whether pending as of or commenced after the Effective Time;
(xiv)any Liability arising out of or resulting from such Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;
(xv)any Liability under this Agreement or any other document executed in connection with the Acquisition;
(xvi)all Liabilities, if any, arising out of or relating to any prior acquisition or disposition by such Seller or set forth on Schedule 2.4(b)(xvi);
(xvii)any Liability for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with such Seller or any of its Related Persons (or any Person acting on behalf of any of them) in connection with any of the Acquisition;
(xviii)any Liability related to or flowing from the Specified Claims; and
(xix)any other Liability of such Seller or its Related Persons arising after the Effective Time.
2.5Allocation.
(a)Canadian Allocation. The portion of the Base Purchase Price (plus the Adjustment Amount Purchase Price) that is attributable to the sale and purchase of CA Assets and CA IP Assets (the “CA Tax Purchase Price”) will be allocated at the Agreed Value for each CA Asset and CA IP Asset (the “CA Allocation”). Earn-Out Amounts, if earned, will be allocated to goodwill. Sellers, Seller Representative, CA Buyers and Buyer Representative will cooperate in the filing of any elections under the ITA and any other applicable Tax Legal Requirement as may be necessary or desirable to give effect to that allocation for Tax purposes. Sellers and CA Buyers will prepare and file their respective Tax returns in a manner consistent with the CA allocation and those elections.
(b)United States Allocation.
(i)The Purchase Price and any Liability or other amount that is properly included in the amount realized by Sellers or cost basis to Fox and US Buyer with respect to the sale and purchase of the US Assets and US IP Assets (the “US Tax Purchase Price” and together with the CA Tax Purchase Price, the “Tax Purchase Price”) shall be allocated among the US Assets and US IP Assets at the Agreed Value and in accordance with Treasury Regulations § 1.1060-1(c). The final allocation of US Tax Purchase Price as agreed upon by Buyer Representative and Seller Representative or as determined by the Independent Accountants pursuant to Section 2.5(c) is hereinafter referred to as the “US Allocation” and the US Allocation together with the CA Allocation shall be referred to collectively as the “Allocation.”
(ii)Buyer Representative shall be entitled to revise the US Allocation, in accordance with Code Section 1060 and the Treasury Regulations, with the consent of the Seller Representative, not to be unreasonably withheld, to appropriately take into account any payments made under this Agreement treated as an adjustment to the consideration for federal, state and local income tax purposes, including, without limitation, to implement the Adjustment Amount (to the extent the Adjustment Amount has not been finally determined as of the time the US Allocation has been determined) and to account for the payment of any Earn-Out Amounts and shall promptly provide Seller Representative with such revisions to the US Allocation.
(iii)The Parties agree that the US Allocation is reasonable and covenant and agree that they will (i) report, act and file Tax Returns, and any other filings, declarations or reports with the IRS and/or other taxing authorities in respect thereof including the reports required to be filed under Code Section 1060, in all respects and for all purposes consistent with the Allocation (including any adjustment thereto made pursuant to Section 2.5(b) of this Agreement) unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a) or corresponding provision of state, local or foreign Tax law); and (ii) promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.
(c)Delivery of Allocation Statements; Allocation Dispute Mechanism. Within ninety (90) days after the Closing Date, Buyer Representative shall prepare and deliver to Seller Representative (i) a draft IRS Form 8594 reflecting the allocation of the US Tax Purchase Price and (ii) a statement reflecting the allocation of the CA Tax Purchase Price (each, an “Allocation Statement”), in each case, consistent with the principles of this Section 2.5 and taking into account any allocation of the Purchase Price made pursuant to Section 7.2(b). If Seller Representative does not give written notice to Buyer Representative within 15 days after receipt from Buyer Representative of any such Allocation Statement that Seller Representative disagrees with any part or all of such allocation, then such allocation as so proposed by Buyer Representative shall be deemed agreed by Seller Representative and Buyer Representative for purposes of this Section 2.5. If Seller Representative does so give notice of any such objection, then from that time until the expiration of 120 days after the Closing Date, Buyer Representative and Seller Representative shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the applicable Tax Purchase Price consistent with the requirements of this Section 2.5, and if Buyer Representative and Seller Representative do reach such agreement within such period, then the allocation so agreed upon shall be deemed agreed by the Parties for purposes of this Section 2.5. In the event that Seller Representative does give notice of any such objection and Buyer Representative and Seller Representative are unable to reach agreement on all such matters, then the allocation of the Tax Purchase Price, to the extent not so agreed, shall be determined by Deloitte & Touche LLP, independent public accountants (the “Independent Accountants”) or, in the event Deloitte & Touche LLP is unable or unwilling to serve as the Independent Account, Seller Representative and Buyer Representative shall mutually agree upon another independent public accountant. The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the allocation of the Tax Purchase Price based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the amount in dispute, at which conference each of Buyer Representative and Seller Representative shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer Representative and Seller Representative (which final resolution shall be requested by Buyer Representative and Seller Representative to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the allocation of the Tax Purchase Price as finally determined by the Independent Accountants, and (C) provide a written report to Buyer Representative and Seller Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be borne 50% by each of Buyers and Sellers. Judgment upon any decision by the Independent Accountants may be enforced by any court having jurisdiction thereof.

2.6Closing
. The closing of the Acquisition (the “Closing”) will be held by electronic exchange of documents and the Acquired Assets shall be sold and purchased in the order more particularly set forth in Section 2.1 on (a) two (2) Business Days after the conditions set forth in Section  5 are satisfied (other than those conditions that by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived or (b) such other time and place as the Parties may agree (the “Closing Date”).
2.7Closing Deliveries
. In addition to any other documents to be delivered or other conditions to be satisfied or obligations to be performed under other provisions of this Agreement, at or prior to Closing:
(a)Each Seller shall have delivered or otherwise provided (or caused to have been delivered or otherwise provided) to Buyer Representative, together with, if and to the extent applicable, funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:
(i)(1) a Bill of Sale for the (a) TW Assets sold to Fox, (b) Inventory Assets sold to CA Buyer and (c) balance of the Acquired Assets sold to CA Buyer and US Buyer and (2) an Assignment and Assumption Agreement for the Assumed Liabilities in form and substance reasonably satisfactory to Sellers and Buyer Representative (collectively, the “Bill of Sale and Assignment and Assumption Agreements”), duly executed by each applicable Seller;
(ii)assignments of all Intellectual Property Rights and Licensed Rights, if any, together with the Perpetual Non-US IP License and One-Year Non-US IP License, and separate assignments of all registered Intellectual Property Rights, if any, in form and substance satisfactory to Buyer Representative, duly executed by CA Seller;
(iii)for each interest in the Leased Real Property, an assignment and assumption of lease or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer Representative and its legal counsel and executed by such Seller;
(iv)such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer Representative, each in form and substance satisfactory to Buyer Representative and its legal counsel and executed by such Seller;
(v)an employment agreement executed by each of Chris Tutton and David Murray in form and substance reasonably satisfactory to Sellers and Buyer Representative (the “Employment Agreements”);
(vi)a customary pay-off letter or letters for all Indebtedness secured by any Encumbrance on the Acquired Assets, evidencing the total pay-off amount thereof (the “Loan Payoff Amount”) and indicating the release, upon payment of the Loan Payoff Amount, of all such Encumbrances and otherwise in form and substance reasonably satisfactory to Buyer Representative and its legal counsel;
(vii)an escrow agreement in in form and substance reasonably satisfactory to Sellers and Buyer Representative (the “Escrow Agreement”), executed by such Seller, Seller Representative, Buyer Representative and the Escrow Agent;
(viii)a certificate of the Secretary (or equivalent thereof) of such Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of such Seller, certifying and attaching all requisite resolutions or actions of such Seller’s board of directors and equity holders approving the execution and delivery of this Agreement, including special resolutions of equity holders, the documents delivered hereby, the consummation of the Acquisition and the change of name contemplated by Section 7.9, and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other document relating to the Acquisition, accompanied by the requisite documents for amending the relevant Governing Documents of such Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;
(ix)the Consents and Governmental Authorizations set forth in Schedule 2.7(a)(ix), duly executed by the applicable Governmental Body or other Third Party;
(x)if requested by Buyer Representative, any Consents or other instruments that may be required to permit each applicable Buyer’s qualification in each jurisdiction in which such Seller is licensed or qualified to do business as a foreign corporation or entity under the name “Easton Cycling,” “Race Face” or any derivative thereof;

(xi)releases of all Encumbrances on the Acquired Assets (other than Permitted Encumbrances), including all Encumbrances in favor of Royal Bank of Canada (with respect to that certain (1) agreement dated February 19, 2013 with RF Canada, as amended, or (2) agreement dated May 28, 2014 with Easton Canada, as amended) pursuant to release documents satisfactory to Buyer Representative;
(xii)certificates of status or good standing, as applicable, dated as of a date not earlier than seven calendar days prior to the Closing as to the status or good standing, as applicable, of such Seller and payment of all applicable state Taxes by such Seller, executed by the appropriate officials of the state where such Seller is organized and each jurisdiction in which such Seller is licensed or qualified to do business as a foreign corporation or entity as specified in Schedule 3.1(a);
(xiii)evidence satisfactory to Buyer Representative that such Seller has, effective as of the Closing, terminated all Current Employees and provided notice of the Buyer’s intentions to offer continuing employment;
(xiv)an anticorruption certificate in form and substance reasonably satisfactory to Sellers and Buyer Representative, dated as of the Closing Date, signed by each Seller and Owner Guarantor;
(xv)evidence reasonably satisfactory to Buyer Representative that CA Seller has registered for the purposes of the GST/HST under the ETA, including the registration number received thereunder;
(xvi)certificates, duly executed and acknowledged and made in accordance with applicable Treasury Regulations, certifying that none of the Acquired Assets are US real property interests within the meaning of the Foreign Investment in Real Property Tax Act and thus Sellers are exempt from withholding thereunder; and
(xvii)a certificate, dated the Closing Date and signed by a duly authorized officer of such Seller, that each of the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.
(b)Buyers shall have delivered (or caused to have been delivered):
(i)to Seller Representative, on behalf of Sellers, the Base Purchase Price plus the Estimated Working Capital less the Indemnification Escrow Amount less the Loan Payoff Amount less the BRG Payoff Amount by wire transfer by Buyers or their lender to an account or accounts and in such amounts specified by Seller Representative in writing;
(ii)to Seller Representative, the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, and the Employment Agreements, each duly executed by Buyer;
(iii)to the Escrow Agent in accordance with the Escrow Agreement, the Indemnification Escrow Amount;
(iv)to FIRST Insurance Funding of Canada Inc, the financier of the Easton Product Liability Excess Insurance Policy and Easton Product Liability Insurance Policy, the Easton Product Liability Amount;
(v)to Seller Representative, a certificate of the Secretary of each Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Acquisition and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Acquisition; and
(vi)to Seller Representative, a certificate, dated the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Sections 5.1(a) and 5.1(b) has been satisfied.
2.8Adjustment Procedure.
(a)The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Reference Working Capital from the Working Capital. For purposes of computing the Adjustment Amount, the “Reference Working Capital” shall be $4,300,000.
(b)Buyer Representative shall prepare financial statements (the “Closing Financial Statements”) of the Acquired Assets and Assumed Liabilities as of the Effective Time. Buyer Representative shall then, using the same methodology as was used to calculate the Estimated Working Capital, determine the Working Capital based upon the Closing Financial Statements. Buyer Representative shall deliver the Closing Financial Statements and its determination of Working Capital and the Adjustment Amount to Seller Representative within 90 days following the Closing Date.
(c)If, within 30 days following delivery to Seller Representative of the Closing Financial Statements and, based thereon, Buyer Representative’s determination of Working Capital and the Adjustment Amount, Seller Representative has not given Buyer Representative written notice of Sellers’ objection to Buyer Representative’s determination of Working Capital and the Adjustment Amount (which notice shall state the basis of Seller Representative’s objection in reasonable detail), then Working Capital and the Adjustment Amount as so determined by Buyer Representative shall be binding and conclusive on the Parties.
(d)If Seller Representative duly gives Buyer Representative such notice of objection, and if Seller Representative and Buyer Representative fail to agree on the Adjustment Amount within 30 days of Buyer Representative’s receipt of the objection notice from Seller Representative, either Seller Representative or Buyer Representative may at any time thereafter elect, by written notice to the other Party, to have the Adjustment Amount determined by the Independent Accountants. Upon delivery of such written notice, each of Seller Representative and Buyer Representative shall promptly (and, in any case, no later than 10 days thereafter) deliver to the Independent Accountants and to the other Party its proposed Closing Financial Statements and, based thereon, its determination of Working Capital and the Adjustment Amount. The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the Working Capital and the Adjustment Amount based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the amount in dispute, at which conference each of Buyer Representative and Seller Representative shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer Representative and Seller Representative (which final resolution shall be requested by Buyer Representative and Seller Representative to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the Working Capital and the Adjustment Amount as finally determined by the Independent Accountants, and (C) provide a written report to Buyer Representative and Seller Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be allocated between Buyers, on the one hand, and Sellers on the other hand, based upon the percentage which (x) the portion of the Working Capital and Adjustment Amount in dispute not awarded to the Buyers bears to (y) the amount actually contested by the Sellers. For example, if Sellers claim the appropriate adjustment to the Working Capital is $100,000 greater than the amount determined by Buyer, and if the Independent Accountants ultimately resolve the objection by awarding to Sellers $20,000 of the $100,000 contested, then the fees and expenses of the Independent Accountants will be allocated 20% (i.e., 20,000/100,000 X 100) to Buyer and 80% to Sellers. Judgment upon any decision by the Independent Accountants may be enforced by any court having jurisdiction thereof.
(e)If the Adjustment Amount as finally determined is:
(i)less than the Estimated Adjustment Amount by an amount that is greater than $215,000, then: (1) the Purchase Price shall be decreased by the amount of such shortfall and (2) within three Business Days after such determination, at Buyer Representative’s sole discretion, either (a) Seller Representative and Buyer Representative shall issue joint written instructions to cause the Escrow Agent to distribute the amount of such shortfall to or as directed by Buyer Representative, on behalf of Buyers, in accordance with the Escrow Agreement or (b) Sellers shall pay or cause to be paid such deficiency to or as directed by Buyer Representative, on behalf of Buyers, by wire transfer of immediately available funds to such bank account(s) as Buyer Representative shall specify to Seller Representative in writing;
(ii)an amount that is not greater or less than the Estimated Adjustment Amount by an amount of $215,000, then (1) the Purchase Price shall not be decreased or increased by any amount and (2) no payment shall be made to or on behalf of Buyers or Sellers pursuant to this Section 2.8 or otherwise on account of the Adjustment Amount; or
(iii)greater than the Estimated Adjustment Amount by an amount that is greater than $215,000, then (1) the Purchase Price shall be increased by the amount of such excess and (2) Buyers shall, within three Business Days after such determination, pay to or as directed by Seller Representative the amount of such excess by wire transfer of immediately available funds to such bank account or accounts as Seller Representative shall specify to Buyer Representative in writing.
2.9Escrow of Indemnification Escrow Amount
. The Indemnification Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.7(b)(iii) of this Agreement and will be maintained and distributed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. The Escrow Agreement will provide for, among other things, deposit of the

Indemnification Escrow Amount with the Escrow Agent and the maintenance and distribution thereof by the Escrow Agent for, in respect of the Indemnification Escrow Amount a period of 24 months from and after the Closing.
2.10Earn-Out.
(a)Subject to Section 7.13, Article 8 and the terms and conditions set forth in this Section 2.10, Buyers will pay to CA Seller, on behalf of the Sellers, up to an aggregate of $19,500,000 as additional consideration for the Acquired Assets based on EBITDA attributable to the Acquired Assets for the twelve (12) month period ending October 31, 2015 (“2015 Actual EBITDA”) and 2016 (“2016 Actual EBITDA”); provided, however, that in no event shall such additional consideration exceed $9,000,000 for the twelve (12) month period ending October 31, 2015, and $10,500,000 for the twelve (12) month period ending October 31, 2016. The amount of the additional consideration actually earned by Sellers for each of the twelve (12) month period ending October 31, 2015 and October 31, 2016 (respectively, the “2015 Earn-Out” and “2016 Earn-Out” and, collectively, the “Earn-Out Amounts”) shall be that amount which is determined as set forth in the table below in the column titled “2015 Earn-Out” or “2016 Earn-Out,” as applicable, for each such twelve (12) month period (each of which is mutually exclusive and not cumulative) and falls within the following ranges:

Applicable Year	Earn-Out Range	2015 Earn-Out	2016 Earn-Out
2015	2015 Actual EBITDA is less than the 2015 EBITDA Minimum.	$0.00	N/A
	2015 Actual EBITDA of equal to or greater than the 2015 EBITDA Minimum but less than the 2015 EBITDA Maximum.	An amount equal to three times the excess of 2015 Actual EBITDA over the 2015 EBITDA Threshold	N/A
	2015 Actual EBITDA equal to or greater than the 2015 EBITDA Maximum.	Total 2015 Earn-Out of $9,000,000.	N/A
2016	2016 Actual EBITDA is less than 2016 EBITDA Minimum	N/A	$0.00
	2016 Actual EBITDA of equal to or greater than the 2016 EBITDA Minimum but less than the 2016 EBITDA Maximum.	N/A	An amount equal to three times the excess of 2016 Actual EBITDA over the 2016 EBITDA Threshold
	2016 Actual EBITDA equal to or greater than 2016 EBITDA Maximum.	N/A	Total 2016 Earn-Out of $10,500,000.

(b)For purposes of this Section 2.10, “2015 EBITDA Minimum” means $5,500,000 and “2016 EBITDA Minimum” means $8,000,000.
(c)For purposes of this Section 2.10, “2015 EBITDA Threshold” means $4,500,000 and “2016 EBITDA Threshold” means $6,500,000.
(d)For purposes of this Section 2.10, “2015 EBITDA Maximum” means $7,500,000 and “2016 EBITDA Maximum” means $10,000,000.
(e)The 2015 Earn-Out shall be determined by comparing 2015 Actual EBITDA (as determined by Buyer Representative based on Buyers’ audited financial statements for the period ending October 31, 2015) to the 2015 EBITDA Threshold in the above table, identifying where 2015 Actual EBITDA falls in the specified range, and determining the corresponding 2015 Earn-Out. The 2016 Earn-Out shall be determined by comparing 2016 Actual EBITDA (as determined from Buyers’ audited financial statements for such period ending October 31, 2015) to the 2016 EBITDA Threshold in the above table, identifying where 2016 Actual EBITDA falls in the specified range, and determining the corresponding 2016 Earn-Out. Furthermore, in order to avoid any doubt, if 2015 Actual EBITDA or 2016 Actual EBITDA is less than the 2015 EBITDA Minimum or 2016 EBITDA Minimum, respectively, then no Seller shall be entitled to any 2015 Earn-Out or 2016 Earn-Out, as applicable.

(f)To illustrate the determination of the 2015 Earn-Out, if 2015 Actual EBITDA of the Business is $6,500,000, then the 2015 Earn-Out would be equal to $6,000,000 (($6,500,000 - $4,500,000 [2015 Earn-Out Threshold])) x 3 = $6,000,000. Two further illustrations are as follows:

2015 Illustration	Illustration of Earnout Calculation Assuming 2015 EBITDA Minimum is achieved	Illustration of Earnout Calculation Assuming 2015 EBITDA Maximum is achieved
2015 EBITDA	$5.5 Million	$7.5 Million
2015 Threshold EBITDA	$4.5 Million	$4.5 Million
2015 Eligible EBITDA less 2015 Threshold EBITDA	$1.0 Million	$3.0 Million
Earnout Amount (Difference Multiplied by Three)	$3.0 Million	$9.0 Million

2016 Illustration	Illustration of Earnout Calculation Assuming 2016 EBITDA Minimum is achieved	Illustration of Earnout Calculation Assuming 2016 EBITDA Maximum is achieved
2016 EBITDA	$8.0 Million	$10.0 Million
2016 Threshold EBITDA	$6.5 Million	$6.5 Million
2016 Eligible EBITDA less 2016 Threshold EBITDA	$1.5 Million	$3.5 Million
Earnout Amount (Difference Multiplied by Three)	$4.5 Million	$10.5 Million

(g)Notwithstanding anything to the contrary in this Section 2.10, the EBITDA of the Business shall be determined: (1) in accordance with the Agreed Upon Accounting Principles, (2) with respect to periods prior to the Effective Time based on the EBITDA of Sellers from November 1, 2014 until the Effective Time, and (3) with respect to periods beginning on the Effective Time based on the EBITDA of the Business as operated by Buyers after the Effective Time. For purposes of this Section 2.10, “EBITDA” for any applicable period shall mean the EBITDA attributable to the Acquired Assets calculated as if the Business were being operated as an independent, standalone corporation, regardless of physical location of the operation and the Acquired Assets. For the periods after the Effective Time, EBITDA shall be derived from the net income as set forth in the financial records of Buyers for the applicable period, subject to any adjustments that are required by Sections 2.10(g)(i) through (xiv) and as more particularly discuss in Section 2.10(h). In determining the EBITDA of the Business (for both before and after the Effective time) for purposes of this Section 2.10, the following adjustments shall be made, without duplication:
(i)EBITDA shall be computed without any deduction made for legal, audit, accounting or other out-of-pocket fees and expenses arising out of this Agreement, the Acquisition or for any regulatory compliance requirements of the Buyers, to the extent they exceed the costs incurred by the Business in the ordinary course for similar services in the fiscal year of the Business ended 2014;
(ii)EBITDA shall be computed without regard to extraordinary items of gain or loss as defined under US GAAP;
(iii)2015 Actual EBITDA and 2016 Actual EBITDA shall be increased to account for $41,000 in lost EBITDA related to the stoppage of sales of Narrow-Wide Rings in Germany pursuant to Section 7.15(b) and any additional adjustments that may be necessary for the stoppages of sales of Narrow-Wide Rings in other jurisdictions as may be agreed pursuant to Section 7.15(b), provided that such amounts added-back to 2015 Actual EBITDA or 2016 Actual EBITDA shall be reduced by any actual EBITDA generated on account of any sales of Narrow-Wide Rings in jurisdictions previously subject to any stoppages for the relevant twelve (12) month period;
(iv)EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than Inventories in the ordinary course of business or any impairment charges related to assets other than Inventories;

(v)EBITDA shall not include any realized or unrealized currency exchange gains or losses;
(vi)Any costs of stock options granted to employees of the Business or any other compensation arrangements that lead to an overall increase in costs (other than those (i) incurred in the ordinary course of business, (ii) approved or recommended by the Seller’s Representative or (iii) in respect of stock options granted to Chris Tutton) shall be excluded for purposes of the calculation of EBITDA;
(vii)Any amounts that arise as a result of any compliance changes made as a result of any Legal Requirement imposed on Buyers or any Affiliate of any of them (including any amounts imposed regarding the matters covered by item no. 2 in Schedule 8.2(a)(vii)) that would not have been required or incurred by Sellers if the Business had not been sold to the Buyers, shall be excluded for the purposes of the calculation of EBITDA; provided, however, that amounts or costs imposed (i) with respect to any violations of any Legal Requirement as a direct result of the operation of the Business after the Effective Date pursuant to a decision by Chris Tutton or (ii) with respect to any violations of any Legal Requirement as a result of the operation of the Business prior to the Effective Date, in each case, shall be included for the purposes of the calculation of EBITDA;
(viii)Without limiting the generality of clause (vii) above, any amounts for corporate overhead of Buyers in each of the fiscal years attributable to initiatives not driven by any Legal Requirement, including inter-company and intra-company allocation such as audit and accounting fees, legal fees, insurance, head office charges, internal service charges, financing charges, and other like charges, in each case, related thereto, shall be excluded for purposes of the calculation of EBITDA to the extent they exceed the costs incurred by the Business in the ordinary course for the similar services in the fiscal year of the Business ended 2014; provided, however, that, unless otherwise mutually agreed to by Buyer Representative and Seller Representative in writing, any inter-company or intra-company arrangements shall not be included in this exclusion to the extent that such arrangements are on terms substantially the same as terms that would otherwise be available from an unaffiliated party;
(ix)Any costs incurred that arise as a result of any relocation of a current Facility to any facility other than a current Facility shall be excluded for the purposes of the calculation of EBITDA;
(x)EBITDA shall not include any royalties, fees or other charges paid pursuant to the Perpetual Non-US IP License, or any inter-corporate management or services fees of the Buyers, the Buyer Guarantor, or any of their Related Persons to the extent they exceed the costs incurred by the Business in the ordinary course for the similar services in the fiscal year of the Business ended 2014; provided, however, that, unless otherwise mutually agreed to by Buyer Representative and Seller Representative in writing, any inter-company or intra-company arrangements shall not be included in this exclusion to the extent that such arrangements are on terms substantially the same as terms that would otherwise be available from an unaffiliated party;
(xi)EBITDA shall not include the impact of the required adoption of new standards under US GAAP by the Buyers or any impact for the accounting of the acquisition of the Business by the Buyers under US GAAP;
(xii)EBITDA shall not include any start-up costs relating to expansion of the Business or new initiatives incurred to generate benefits beyond the Earn-Out Period;
(xiii)Any other adjustments which the Seller or the Buyer believe are required to reflect the results of the Business on the same basis as it was operated by the Sellers prior to the Effective Time and which are agreed upon in writing by Buyer Representative and Seller Representative; and
(xiv)The purchase and sales prices of goods and services sold by the Business to Buyers or its Related Persons or purchased by the Business from Buyers or its Related Persons shall be at prices that reflect amounts that the Business would have received or paid if dealing with an independent party in an arm’s-length commercial transaction.
(h)Buyer Representative shall prepare, and deliver to Seller Representative, (1) on or before December 31 of each applicable year, a statement (the “EBITDA Statement”) evidencing in reasonable detail the calculation of each of (i) 2015 Actual EBITDA and the 2015 Earn-Out based thereon, and (ii) 2016 Actual EBITDA and the 2016 Earn-Out based thereon (it being understood that 2015 Actual EBITDA and 2016 Actual EBITDA will be based on Buyers’ internal financial records for the twelve (12) month period ended October 31 of such applicable period), and such EBITDA Statement must be accompanied by a certificate of the Chief Financial Officer of the Buyer Guarantor certifying that the calculation of EBITDA and all adjustments were prepared in accordance with the provisions of this Agreement to the best of his knowledge, and (2) within 60 days of Buyer Representative’s receipt of its audited financial statements for the applicable twelve (12) month period ending December 31, a statement (the “Audited EBITDA Statement”) evidencing in reasonable detail the impact on (i) 2015 Actual EBITDA and the 2015 Earn-Out based thereon, and (ii) 2016 Actual EBITDA and the 2016 Earn-Out based thereon, in each case, based on any adjustments resulting from such audited financial statements (it being understood that (I)  2015 Actual EBITDA shall be derived from (A) the January 1 through October 31 period from such fiscal audited financial statements ended December 31, 2015 and (B) the preceding November 1 through and December 31 period from Buyer’s internal financial records of the Business and (II) 2016 Actual EBITDA shall be derived from (A) the January 1 through October 31 period from such fiscal audited financial statements ended December 31, 2016 and (B) the preceding November 1 through December 31 period from Buyer’s fiscal audited financial statements ended December 31, 2015), and such Audited EBITDA Statement must be accompanied by a certificate of the Chief Financial Officer of the Buyer Guarantor certifying that the calculation of the impact on EBITDA (and the changes to EBITDA vis-à-vis the EBITDA as reported on the EBITDA Statement) and all adjustments were prepared in accordance with the provisions of this Agreement to the best of his knowledge; provided, that if an Earn-Out Amount delivered pursuant to an EBITDA Statement is subject to an objection pursuant to Sections 2.10(i) and (j), the required delivery date of the subsequent Audited EBITDA Statement shall be delayed to a date that is 45 days after the resolution of such dispute.
(i)If within 30 days following delivery of either an EBITDA Statement or an Audited EBITDA Statement, Seller Representative has not given Buyer Representative written notice of its objection as to the calculations or adjustments set forth therein (which notice shall state the basis of Sellers’ objection in reasonable detail), then the applicable Earn-Out Amount, in the case of a delivered EBITDA Statement, or the impact on the Earn-Out Amount, in the case of a delivered Audited EBITDA Statement, in each case, as calculated therein by Buyer Representative (including any portion of the calculation to which Seller does not object) shall be binding and conclusive on the Parties (it being understood that the EBITDA calculation contained in a EBITDA Statement shall be subject to the dispute procedures set forth in Sections 2.10(i) and (j) upon delivery of the Audited EBITDA Statement evidencing the audited calculations of such EBITDA amount). Upon each of the 2015 Earn-Out or 2016 Earn-Out becoming binding and conclusive upon the Parties (whether pursuant to this Section 2.10(i) or pursuant to a final determination or resolution pursuant to Section 2.10(j)), if:
(i)such Earn-Out Amount was based on an EBITDA Statement, then Buyer Representative shall deliver, by wire transfer to an account or accounts and in such amounts specified by Seller Representative in a writing delivered to Buyer Representative, the 2015 Earn-Out and/or 2016 Earn-Out, as applicable; or
(ii)such Earn-Out Amount was impacted based on an Audited EBITDA Statement, then either:
(1)in the event the applicable Earn-Out Amount was increased pursuant to the Audited EBITDA Statement, Buyer Representative shall deliver, by wire transfer to an account or accounts and in such amounts specified by Seller Representative in a writing delivered to Buyer Representative, an amount equal to the difference between (x) the applicable Earn-Out Amount as delivered pursuant to the Audited EBITDA Statement and (y) the applicable Earn-Out Amount as delivered pursuant to the EBITDA Statement; or
(2)in the event the applicable Earn-Out Amount was decreased pursuant to the Audited EBITDA Statement, at Buyer Representative’s sole discretion, either (A) Seller Representative shall deliver, by wire transfer to an account or accounts and in such amounts specified by Buyer Representative in a writing delivered to Buyer Representative or (B) Buyer Representative and Seller Representative shall direct Escrow Agent to deliver to Buyer Representative from the Indemnification Escrow Amount, in either case, an amount equal to the difference between (x) the applicable Earn-Out Amount as delivered pursuant to the Audited EBITDA Statement and (y) the applicable Earn-Out Amount as delivered pursuant to the EBITDA Statement.
(j)If Seller Representative timely gives Buyer Representative such notice of objection described in Section 2.10(i), above, and if Seller Representative and Buyer Representative fail to resolve the issues outstanding with respect to the calculation of the applicable Earn-Out Amount within 30 days of Buyer Representative’s receipt of such objection notice, either Seller Representative or Buyer Representative may elect, by written notice to the other Party, which written notice shall be accompanied by a statement (the “Electing Party’s Earn-Out Statement”) evidencing in reasonable detail such electing Party’s (1) basis of objection to the other Party’s calculation of the applicable Earn-Out Amount and (2) calculation of the applicable Earn-Out Amount, to have the applicable Earn-Out Amount determined by the either the Independent Accountants or the Arbitration Panel, depending upon the Amount in Controversy. For purposes of this Section 2.10(j), the “Amount in Controversy” means amount of the discrepancy between Buyer Representative’s calculation of the applicable Earn-Out Amount and Seller Representative’s calculation of the applicable Earn-Out Amount.
(i)In the event the Amount in Controversy is less than or equal to $500,000, the electing Party shall provide the Electing Party’s Earn-Out Statement to the Independent Accountants contemporaneously with the provision of such statement to the other Party as set forth in Section 2.10(j). Upon receipt by the non-electing Party of the Electing Party’s Earn-Out Statement, such non-electing Party shall promptly (but in no event later than 10 days thereafter) submit to the electing Party and the Independent Accountants a statement evidencing in reasonable detail its (1) basis of objection to the electing Party’s calculation of the applicable Earn-Out Amount and (2) calculation of the applicable Earn-Out Amount; provided, however, that if the non-electing Party fails to timely submit such statement, then the applicable Earn-Out Amount shall be such amount as is reflected in the Electing Party’s Earn-Out Statement. The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the actual applicable Earn-Out Amount based on their independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Independent Accountants discretion, a one-day conference concerning the Amount in Controversy, at which conference each of Buyer Representative and Seller Representative shall have the right to present its respective position with respect to such dispute and have present its respective advisors, counsel and accountants, (B) render a final resolution in writing to Buyer Representative and Seller Representative (which final resolution shall be requested by Buyer Representative and Seller Representative to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the actual Earn-Out Amount as finally determined by the Independent Accountants, and (C) provide a written report to Buyer Representative and Seller Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Independent Accountants’ final determination. No appeal from such determination shall be permitted. The fees and expenses of the Independent Accountants shall be allocated between Buyers, on the one hand, and Sellers on the other hand, based upon the percentage which (x) the difference between the Actual Earn-Out Amount finally determined by the Independent Accountants and the Buyers’ calculation bears to (y) the Earn-Out Amount contested by the Sellers. For example, if Sellers claim the applicable Earn-Out Amount is $100,000 greater than the amount determined by Buyer, and if the Independent Accountants ultimately resolve the objection by awarding to Sellers $20,000 of the $100,000 contested, then the fees and expenses of the Independent Accountants will be allocated 20% (i.e., 20,000/100,000 X 100) to Buyer and 80% to Sellers.
(ii)In the event the Amount in Controversy is greater than $500,000, the electing Party shall seek resolution of the applicable Earn-Out Amount through binding arbitration administered at the British Columbia International Commercial Arbitration Centre in Vancouver, British Columbia in accordance with the International Commercial Arbitration Act of British Columbia by three arbitrators, of whom each of Buyer, on the one hand, and Sellers, on the other hand, shall designate one, and the third arbitrator shall be designated jointly by the two appointed arbitrators (collectively, the “Arbitration Panel”). Each member of the Arbitration Panel shall be a chartered professional accountant. Each of Buyer Representative and Seller Representative shall submit to the Arbitration Panel within ten (10) days after the appointment of the third arbitrator its respective determination of the Earn-Out Amount, and a hearing before the arbitrators so appointed shall be held within 90 days after the appointment of the third arbitrator. Post-hearing briefs shall be submitted by the Parties within 10 days after the end of such hearing. The Parties agree that they shall jointly instruct the Arbitration Panel to (A) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement), (B) render a final resolution in writing to Buyer Representative and Seller Representative (which final resolution shall be requested by Buyer Representative and Seller Representative to be delivered not more than 30 days following the end of the hearing), which shall be final, conclusive and binding on the Parties with respect to the actual applicable Earn-Out Amount as finally determined by the Arbitration Panel and (C) provide a written decision to Buyer Representative and Seller Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Arbitration Panel’s final determination. In the event of a conflict between this Section 2.10(j)(ii) and the rules or procedures under the International Commercial Arbitration Act of British Columbia, this Section 2.10(j)(ii) shall govern. Disputes about arbitration procedure shall be resolved by the Arbitration Panel or, failing resolution, the International Commercial Arbitration Act of British Columbia. The Arbitration Panel may render a final resolution notwithstanding the failure of any Party to participate in the Proceedings.

The fees and expenses of the Arbitration Panel shall be allocated between Buyers, on the one hand, and Sellers on the other hand, based upon the percentage which (x) the difference between the Actual Earn-Out Amount finally determined by the Arbitration Panel and the Buyers’ calculation bears to (y) the Earn-Out Amount contested by the Sellers. For example, if Sellers claim the applicable Earn-Out Amount is $100,000 greater than the amount determined by Buyer, and if the Independent Accountants ultimately resolve the objection by awarding to Sellers $20,000 of the $100,000 contested, then the fees and expenses of the Independent Accountants will be allocated 20% (i.e., 20,000/100,000 X 100) to Buyer and 80% to Sellers.
(k)Buyers’ obligation to pay each of the Earn-Out Amounts to or at the direction of Seller Representative, on behalf of Sellers, in accordance with this Section 2.10 is an independent obligation of Buyers and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Amount and the obligation to pay an Earn-Out Amount to or at the direction of Seller Representative, on behalf of Sellers, shall not obligate Buyers to pay any preceding or subsequent Earn-Out Amount. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the 2015 Earn-Out are not satisfied, but the conditions precedent to the payment of the 2016 Earn-Out are satisfied, Buyers would be obligated to pay the 2016 Earn-Out but not the 2015 Earn-Out.
(l)Buyers shall have the right to withhold and set off against any amount due to be paid pursuant to this Section 2.10 the amount of any Damages to which any Buyer Indemnified Persons may be entitled under Article 8 hereof and which (for greater certainty) have been finally determined by a court of competent jurisdiction or mutually agreed between the Buyer Representative and the Seller Representative.
(m)The Parties understand and agree that (i) the contingent rights to receive any Earn-Out Amount shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Legal Requirement and do not constitute an equity ownership interest in any Buyer, (ii) no Seller shall have any rights as a security holder of any Buyer as a result of such Seller’s contingent right to receive any Earn-Out Amount hereunder, and (iii) no interest is payable with respect to any Earn-Out Amount.
(n)Each Seller acknowledges that (i) there are no assurances that such Seller will receive any Earn-Out Amount and Buyer has not promised or projected any Earn-Out Amount and (ii) the parties intend the express provisions of this Agreement to govern their contractual relationships.
(o)The Earn-Out Amounts will be allocated to goodwill in a manner consistent with the Tax Purchase Price Allocation in Section 2.5 and paid by the applicable Buyer to the appropriate Seller.
(p)U.S. Tax Treatment of Earn-Out.
(i)US Buyer and US Seller agree that the sale and purchase of the Acquired Assets pursuant to the terms of this Agreement represents a contingent payment sale with a stated maximum selling price as contemplated by Treasury Regulations Sections 15A.453-1(c)(1) - (2). As a result, any payment of the Earn-Out Amounts allocable to the Acquired Assets purchased by the US Buyer (each an “Installment Sale Payment”) will constitute an installment sale for purposes of Code Section 453.
(ii)In calculating the portion of each Installment Sale Payment that constitutes interest, each Buyer and each Seller agree that each applicable Buyer shall impute interest to the Installment Sale Payment by applying the mid-term applicable federal rate, as determined by Code Section 1274(d), for interest compounding annually for the month in which the Closing Date occurs, and shall in writing inform Seller Representative of the amount of the imputed interest in each tax year.
(iii)Each Buyer and each Seller agree that, for United States federal income tax purposes, each Installment Sale Payment shall be treated as additional purchase price paid to or on account of such Seller for the Acquired Assets except to the extent a portion of an Installment Sale Payment constitutes interest for United States tax purposes pursuant to this Section 2.10(m).
(q)Canadian Tax Treatment of Earn-Out. Earn-Out Amounts allocated to the Acquired Assets purchased by the CA Seller will be taxed in accordance with the provisions of the ITA. To the extent any Earn-Out Amounts are subject to Canadian withholding tax under the ITA, subject to a reduction in the applicable rate of withholding tax under the Canada-U.S. Income Tax Convention, such withholding tax will be withheld from such Earn-Out Amounts and remitted to the Canadian government.
(r)Forfeiture of Earn-Out Amounts. Subject to Section 7.13(e), if Chris Tutton’s employment with RFE Holding (Canada) Corp. is (i) terminated for Just Cause (as such term is defined in his Employment Agreement), or (ii) if Mr. Tutton terminates his employment without Good Reason (as such term is defined in his Employment Agreement), then Sellers shall forfeit all rights to the 2015 Earn-Out Amount and the 2016 Earn-Out

Amount to the extent such amounts have not yet been earned. The Sellers will not forfeit any rights to the 2015 Earn-Out Amount or the 2016 Earn-Out Amount by reason of Mr. Tutton’s (i) death or (ii) his disability or incapacitation.
2.11Third Party Consents
. To the extent that any Seller’s rights under any Contract or Governmental Authorization constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to the applicable Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the applicable Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the applicable Buyer’s rights under the Acquired Asset in question so that such Buyer would not in effect acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by law and the Acquired Asset, shall act after Closing as such Buyer’s agent in order to preserve and obtain for it the benefits thereunder (including the economic benefit) and shall cooperate, to the maximum extent permitted by Legal Requirement and the Acquired Asset, with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer. Notwithstanding any provision in this Section 2.11 to the contrary, no Buyer shall be deemed to have waived its rights under Section 5.2 hereof unless and until such Buyer either provides written waivers thereof or elects to proceed to consummate the Acquisition.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS.
Each Seller (unless otherwise specified below) represents and warrants to each Buyer as follows:
3.1Organization and Good Standing.
(a)Schedule 3.1(a) contains a complete and accurate list of such Seller’s jurisdictions of incorporation and any other jurisdictions in which it is qualified to do business as a foreign entity. Such Seller is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct the Business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the Contracts. Such Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b)(i) The US Seller is the only Subsidiary of the CA Seller, (ii) the US Seller has no Subsidiaries and (iii) except as disclosed in Schedule 3.1(b), no Seller owns any capital stock or other securities of any other Person.
(c)Such Seller has made available to Buyer complete and accurate copies of the Governing Documents of such Seller, each as currently in effect.
3.2Enforceability; Authority; No Conflict.
(a)This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by such Seller of the Escrow Agreement, and each other agreement to be executed or delivered by such Seller at the Closing (collectively, the “Seller Closing Documents”), each such Seller Closing Document will constitute the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms. Such Seller has the full right, power and authority to execute and deliver this Agreement and each Seller Closing Document to which it is a party and to perform its respective obligations under this Agreement and Seller Closing Documents, and such action has been duly authorized by all necessary action such Seller’s respective board of directors (or equivalent thereof) and equity holders.
(b)Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) are obtained, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Acquisition will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of such Seller or any resolution adopted by such Seller’s board of directors (or equivalent thereof) or equity holders; (ii) contravene or conflict with or constitute a violation of any provision of any Legal Requirement, judgment, injunction, Order or decree binding upon or applicable to such Seller, the Acquired Assets or the Business; (iii) give any Governmental Body or other Person the right to challenge any of the Acquisition or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Seller or any of the Acquired Assets may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Seller or that otherwise relates to the Acquired Assets or to the Business; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.
(c)Except as set forth in Schedule 3.2(c), such Seller is not required to give any notice to or obtain any Consent from any Person, whether pursuant to a Contract, Governmental Authorization or Legal Requirement, in connection with the execution and delivery of this Agreement and the Seller Closing Documents or the consummation or performance of any of the Acquisition.
3.3Ownership of Sellers
. Schedule 3.3 contains a complete and correct list of each owner of record and beneficially 100% of the issued and outstanding shares of capital stock of each Seller. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of such Seller. None of the outstanding equity securities of such Seller was issued in violation of the Securities Act of 1933, as amended, or the Securities Act (British Columbia), as amended (in each case as the context may require, the “Securities Act”), or any other Legal Requirement.
3.4Residency
. CA Seller is not a non-resident for purposes of Section 116 of the ITA.
3.5Financial Statements
. The Legacy Sellers have delivered to Buyer: (a) an unaudited balance sheet of RF Canada as at October 31, 2013 (including the notes thereto, the “Balance Sheet”), and the related unaudited statements of income, changes in owners’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the review engagement report thereon of Leed Advisors Inc., chartered professional accountants; (b) unaudited balance sheets of such Seller as at October 31, 2011 and 2012, and the related statements of income, changes in owners’ equity and cash flows for the fiscal years then ended, including in each case the notes thereto together with, in the case of the 2011 financial statements, a notice to reader report, or, in the case of the 2012 financial statements, a review engagement report thereon, in each case, prepared by Leed Advisors Inc., chartered professional accountants; (c) an unaudited balance sheet of such Seller as at October 31, 2014 (the “Interim Balance Sheet”) and the related unaudited statement of income, for the 12 months then ended, including in each case the notes thereto certified by such Seller’s chief financial officer (or equivalent thereof) and (d) unaudited consolidated internal financial statements of Easton Canada and US Seller through October 31, 2014. Such financial statements fairly present the financial condition and the results of operations, changes in owners’ equity and cash flows of such Legacy Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with IFRS. To the Knowledge of Sellers and as set forth in Schedule 3.5, there are no divergences or departures from US GAAP contained or reflected in the Interim Balance Sheet and the related unaudited statement of income for the 12 months then ended. The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been prepared from and are in accordance with the accounting Records of such Seller. The Interim Balance Sheet and the related unaudited statement of income for the 12 months calculated then ended do not reflect any profit or losses recognized or calculated with respect to any intercompany transactions recorded thereon with respect to transactions between the Legacy Sellers recorded thereon, if any. Such Seller has delivered to Buyer all letters from such Seller’s independent accountants to such Seller during the 24 months preceding the execution of this Agreement, together with copies of all responses thereto.
3.6Books and Records
. The books of account and other financial Records of such Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of such Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held, and corporate action taken, by the equity holders, the boards of directors and committees thereof (and any similar governing bodies and committees) of such Seller, and no meeting of any of such equity holders, the boards of directors and committees thereof (and any similar governing bodies and committees) has at any time since May 5, 2011 been held for which minutes have not been prepared or are not contained in such minute books.

3.7Sufficiency of Assets
. Except as set forth in Schedule 3.7, the Acquired Assets (i) constitute all of the property and assets (real, personal or mixed, tangible and intangible) of every kind and description, necessary for or at any time used in the conduct of the Business, and are adequate to conduct the Business as currently conducted, and (ii) include all of the operating assets and properties of such Seller.
3.8Owned Real Property
. No Seller owns, and has not at any time owned, any parcel of real property or other interest in real property. CA Seller is not a foreign person within the meaning of Code Sections 1445 and 897. None of the assets of US Seller is a “United States real property interest” within the meaning of Section 897 of the Code.
3.9Leased Real Property
. Schedule 3.9 contains a complete and correct list of each parcel of real property or interest in real property (collectively, “Leased Real Property”) held under lease, sublease, license or any other occupancy arrangement in which such Seller holds an interest (each, a “Real Property Lease”), together with a true, correct and complete list of all such Real Property Leases and all amendments and supplements thereto. Such Seller has good and valid leasehold title in all Real Property Leases, and, in each case, to the Knowledge of such Seller, free and clear of all Encumbrances other than Permitted Encumbrances. The Leased Real Property includes all real property necessary for the conduct of the Business and is adequate to conduct such Seller’s operations as currently conducted and as currently proposed to be conducted after Closing. Such Seller has not assigned its interest under any Real Property Lease, or leased, subleased or sublicensed all or any part of the space demised thereby, to any Person (other than Buyer). No option has been exercised under any of the Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been delivered to Buyer with the corresponding Real Property Lease. Each Real Property Lease is valid and binding in all material respects upon such Seller and, to the Knowledge of such Seller, each other party thereto, and is in full force and effect and modified as of the date hereof. Such Seller is in compliance in all material respects with the terms of each Real Property Lease and to the Knowledge of such Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would give rise to a right on the part of the landlord thereunder to terminate a Real Property Lease.
3.10Title to Assets; Encumbrances
. Such Seller has good and marketable title to, or valid and subsisting leasehold interests in the Acquired Assets free and clear of all Encumbrances, except for Permitted Encumbrances. The Acquired Assets purchased from Grant Thornton Limited, in its capacity as receiver of the assets of Race Face Components Inc. and Race Face Holdings Inc., pursuant to that certain Purchase and Sale Agreement dated April 28, 2011 were purchased in good faith for value and RF Canada took possession of such Acquired Assets. Upon consummation of the Acquisition, Buyer will have acquired good and marketable title to, or a valid and subsisting leasehold interest in and to, each of the Acquired Assets, including the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.
3.11Condition of Facilities.
(a)Use of the Leased Real Property for the various purposes for which used is and at all times since May 5, 2011 has been permitted as of right under all applicable zoning Legal Requirements. The Leased Real Property and all Improvements thereon are, and at all times since May 5, 2011 have been, in compliance with all applicable Legal Requirements in all material respects, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any of such Improvements encroaches on any real property not included in the Leased Real Property. All utility systems serving the Leased Real Property are adequate for the conduct of the Business. Each Leased Real Property has adequate access for ingress from and egress to a public way. There is no pending or, to the Knowledge of such Seller, threatened condemnation, eminent domain or similar proceeding with respect to any of the Leased Real Property. No Leased Real Property is located within any flood plain or area subject to wetlands regulation or any similar restriction.
(b)Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business, consistent with past practice, and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business, consistent with past practice.

Except as disclosed in Schedule 3.11(b), as of Closing, all Tangible Personal Property used in the Business is in the possession of such Seller.
3.12Accounts Receivable
. Except as disclosed in Schedule 3.12: (a) the Accounts Receivable reflected on the Interim Balance Sheet or, if arising since the date of the Interim Balance Sheet, the books of account of such Seller are bona fide, represent valid obligations owing to such Seller, and have arisen or were acquired in the ordinary course of business, and in a manner substantially consistent with past practice and with the regular credit practices of such Seller; (b) such Seller’s provision for doubtful accounts reflected on the Interim Balance Sheet has been determined in accordance with IFRS consistently applied; and (c) since the date of the Interim Balance Sheet, such Seller has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Accounts Receivables, except in the ordinary course of business, consistent with past practice. Schedule 3.12 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.
3.13Inventories
. Except for reserves reflected on the Interim Balance Sheet, the Inventories of such Seller (including that reflected on the Interim Balance Sheet), taken as a whole, are in merchantable condition, are suitable and usable or, in the case of finished goods, salable in the ordinary course of business, consistent with past practice, for the purposes for which such Inventories were intended, and have been reflected on the Interim Balance Sheet and carried on the books of account of such Seller at the lower of cost or market value.
3.14No Undisclosed Liabilities
. Except for (a) Liabilities reflected, or reserved or accrued against or otherwise disclosed in or on the Interim Balance Sheet or the Balance Sheet and Current Liabilities that were incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet, (b) Liabilities of future performance under executory Contracts, (c) obligations incurred pursuant to this Agreement and (d) Retained Liabilities, such Seller has no other material Liabilities.
3.15Taxes.
(a)All Tax Returns required to be filed and relating in any manner to any of the Acquired Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by the applicable Legal Requirement and (ii) are true, correct and complete in all material respects.
(b)Such Seller has paid, or caused to be paid, all Taxes due with respect to all of the Acquired Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which such Seller may be liable in their own right, or as the transferee of the assets of, or as successor to, any other entity.
(c)There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Acquired Assets or the Business from any Governmental Body which has not been fully paid or finally settled. There is no audit examination, Proceeding, claim assessment, or deficiency pending or threatened that relates to any of the Acquired Assets or the Business. Such Seller has not given nor has there been given on such Seller’s behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Acquired Assets or the Business.
(d)Such Seller has complied with all Tax Legal Requirements relating to the withholding of Taxes and the payment thereof to the appropriate Governmental Body, including, without limitation, Taxes required to have been withheld, paid or otherwise remitted to a Governmental Body in connection with amounts paid or owing to, or received or deemed to be received as a benefit by, any current of former employee or independent contractor, creditor, shareholder or other third party, and (i) all IRS Forms W-2 and 1099 forms, in the case of US Seller have been properly completed and filed and (ii) all prescribed information returns in respect of all such amounts, in the case of CA Seller, have been properly completed and filed.
(e)No claim has ever been made by any Governmental Body with respect to any of the Acquired Assets or the Business in a jurisdiction where such Seller does not file Tax Returns that such Seller may be subject to taxation in that jurisdiction nor, to the Knowledge of such Seller, is there any material factual or legal basis for such claim.

(f)There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and there are no Encumbrances for any Tax upon any Acquired Asset. Buyer will not be liable for, and none of the Acquired Assets will be subject to an Encumbrance with respect to any Taxes arising out of, relating to or in respect of the Business or any of the Acquired Assets for any Tax period or portion thereof ending on or before the Closing Date.
(g)None of the Acquired Assets being sold by US Seller is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code or (iii) property that is required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.
(h)US Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax law).
(i)None of the Assumed Liabilities transferred by the US Seller is an obligation to make a payment that is not deductible under Code Section 280G. No Seller is a party to any Tax indemnity, allocation or sharing agreement. No Seller (i) has been a member of an affiliated group filing a consolidated federal income Tax Return; and (ii) has liability for Taxes of any Person under Treasury Regulations 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.
(j)US Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(k)US Seller has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) or any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).
(l)The Acquired Assets do not include any shares of capital stock of, or any other interest in, any other Person.
3.16No Material Adverse Effect
. Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect.
3.17Employee Benefits.
(a)Schedule 3.17(a) sets forth a list of each Company Benefit Plan.
(b)CA Seller Company Benefit Plans. With respect to each Company Benefit Plan of CA Seller:
(i)The list and description of the Company Benefit Plans contained in Schedule 3.17(b)(i) is a complete, correct, up-to-date and accurate list and description of all Company Benefit Plans together with all amendments which have been made to such plans since their inception and all of the employee benefit booklets relating thereto. All Company Benefit Plans have been properly adopted or made and comply in all material respects with all applicable Legal Requirements. All Company Benefit Plans have been registered or filed with or accepted by the appropriate authorities where required. All Company Benefit Plans under which contributions by the CA Seller are intended to be deductible for income tax purposes have been filed with and accepted by Canada Revenue Agency and satisfy the registration requirements of Canada Revenue Agency in all respects (if applicable). The CA Seller has made all contributions required to be made to the Company Benefit Plans, including those required under the Company Benefit Plans or otherwise by Legal Requirement or by contract and are not in breach of any obligations under any Company Benefit Plans. The CA Seller has paid in full all contributions and premiums due for the period up to the Closing Date even though not otherwise required to be paid until a later date or has made full adequate disclosure of and provision for such contributions and premiums in the Interim Balance Sheet or the Balance Sheet. No taxes, penalties or fees are owing or exigible under or in respect of any Company Benefit Plan.
(ii)The CA Seller has furnished to the Purchaser true, correct, up-to-date and complete copies of all the Company Benefit Plans (or, where oral, written summaries thereof) as amended as of the date hereof together with all related documentation including current and past documents and all amendments thereto, including any insurance policies, plan summaries, employee booklets and personnel manuals. The booklets, brochures, summaries, descriptions and manuals prepared for and circulated to the Current Employees and former employees and their beneficiaries concerning each Company Benefit Plan, together with all written communications of a general nature provided to such Current Employees and former employees and their beneficiaries, accurately describe the benefits provided under each such Company Benefit Plan referred to therein.
(iii)No provision of any Company Benefit Plan or of any agreement, and no act or omission of the CA Seller in any way limits, impairs, modifies or otherwise affects the rights of the CA Seller to unilaterally amend or terminate any Company Benefit Plan.
(iv)All liabilities of the CA Seller (whether accrued, absolute, contingent or otherwise) related to all Company Benefit Plans have been fully disclosed in accordance with IFRS in the financial statements of the CA Seller delivered pursuant to Section 3.5.
(v)No amendments have been made to any Company Benefit Plan and no improvement to any Company Benefit Plan have been promised and no amendments or improvements to any Company Benefit Plan will be made or promised by the CA Seller prior to Closing.
(vi)No Company Benefit Plan is a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement” or a “registered retirement savings plan” each as such term is defined in the ITA.
(vii)No Company Benefit Plan provides post-retirement benefits to or in respect of the Current Employees or any former employees or to or in respect of the beneficiaries of such Current Employees and former employees and the CA Seller has never sponsored or participated in such plan.
(viii)The execution of this Agreement and the completion of the Acquisition will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Current Employee.
(c)US Seller Company Benefit Plans. With respect to each Company Benefit Plan of US Seller:
(i)Except as set forth in Schedule 3.17(c)(i), (i) such Company Benefit Plan (and any related trust, insurance Contract or fund) complies in form and in operation in all material respects with all applicable Legal Requirements, including, but not limited to, ERISA and the Code, and may by their terms be amended and/or terminated at any time without the consents of any other Person, subject to applicable Legal Requirements; and (ii) all required contributions to, payments to be made from, or premiums owing with respect to, such Company Benefit Plan for all periods ending prior to the Effective Time have been paid or accrued in accordance with US GAAP. To the Knowledge of US Seller, no litigation or governmental administrative Proceeding (or investigation) or other Proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Benefit Plan. US Seller has not and none of its ERISA Affiliates has any Liability under such Company Benefit Plan or any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained by or contributed to by US Seller or any ERISA Affiliate that will become a Liability of any Buyer or result in any lien or Encumbrance on the Acquired Assets. No event has occurred, and there exists no condition or set of circumstances in connection with such Company Benefit Plan, under which any Buyer could be subject to such Company Benefit Plan Liability under ERISA, the Code, or otherwise.
(ii)Except as set forth in Schedule 3.17(c)(ii), US Seller has complied with COBRA, and US Seller has no obligation under such Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of such Seller, or any other Person, except as specifically provided by COBRA.
(iii)With respect to such Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered or made available to Buyer Representative: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance Contract, as they may have been amended to the date hereof and (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan that is qualified under Code Section 401(a).
(iv)Such Company Benefit Plan is not a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare association,” within the meaning of Section 3(40) of ERISA, or any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and any regulations promulgated thereunder).
(v)No party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to such Company Benefit Plan which could subject US Seller or any ERISA Affiliates, directly or indirectly, to a material Tax, penalty, or other Liability for prohibited transactions under ERISA or the Code.
(vi)No fiduciary of such Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to have a Material Adverse Effect on US Seller.
(vii)No facts or circumstances exist with respect to such Company Benefit Plan, that is subject to Title IV of ERISA, which could or would give rise to an Encumbrance on the Acquired Assets under Section 4068 of ERISA or otherwise.
3.18Compliance With Laws.
(a)Such Seller has, and the Acquired Assets include, all Governmental Authorizations necessary to lawfully carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Contracts, and Schedule 3.18(a) correctly describes each such Governmental Authorization, together with the name of the Governmental Body issuing such Governmental Authorization. Except as set forth on the Schedule 3.18(a), each such Governmental Authorization is valid and in full force and effect, and none of the Governmental Authorizations will be terminated or impaired or become terminable as a result of the Acquisition. Such Seller has not received notice that any Governmental Body intends to cancel or terminate any such Governmental Authorizations. Upon consummation of the Acquisition, Buyer will have all of such Seller’s rights, title and interests in and to all of the Governmental Authorizations listed on Schedule 3.18(a).
(b)Except as set forth on Schedule 3.18(b), (i) the Business is being and has at all times been conducted in compliance in all material respects with all applicable Legal Requirements and all Governmental Authorizations required to be set forth on Schedule 3.18(a), and (ii) such Seller has not received any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure of such Seller or the Business to comply with, any applicable Legal Requirement or Governmental Authorizations required to be set forth on Schedule 3.18(a) or (B) any actual, alleged, possible or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
3.19Legal Proceedings
. Except as set forth in Schedule 3.19, there is no Proceeding pending or, to such Seller’s Knowledge, threatened, that relates to, or that may affect the Acquired Assets, the Assumed Liabilities or the Business, or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or any agreement to be delivered hereby or any action taken or to be taken in connection with this Agreement or the Acquisition. There are no outstanding Orders, writs, decrees or settlements that apply, in whole or in part, to the Acquired Assets or the Business that restrict the ownership or use of the Acquired Assets or the Business. To the Knowledge of such Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.
3.20Absence of Certain Changes and Events
. Except as set forth in Schedule 3.20, since the date of the Balance Sheet, such Seller has conducted the Business only in the ordinary course, consistent with past practice, and there has not been any:
(a)Issuance, sale, or entry into any agreements or commitments to issue or sell any equity securities or securities convertible into or exchangeable for equity;
(b)amendment to the Governing Documents of such Seller;
(c)(i) increase (whether in cash, equity or property) in the base salary or other compensation payable by such Seller to any of its officers, directors or Current Employees (other than such increases to Current Employees of less than three percent (3%) of such Current Employee’s current base salary), (ii) adoption of, increase in the payments to or benefits under, any savings, insurance, pension, retirement or other employee benefit plan or (iii) declaration, payment or commitment or obligation of any kind by such Seller for any severance or termination payment or any bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, policy or plan of such Seller;
(d)damage to or destruction or loss of any asset or property of such Seller, whether or not covered by insurance;
(e)entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;
(f)entry into, termination of, or receipt of notice of termination of any Contract or transaction other than in the ordinary course of business consistent with past practice;
(g)sale (other than sales of inventory in the ordinary course of business, consistent with past practice), lease or other disposition of, or mortgage, pledge or imposition of any Encumbrance on, any asset or property of such Seller, including any of the Intellectual Property Rights;
(h)material change in the accounting methods used by such Seller;
(i)commencement, settlement or agreement to settle any litigation or Proceeding; or
(j)agreement or commitment by such Seller to do any of the foregoing.
3.21Contracts; No Defaults.
(a)Schedule 3.21(a) contains an accurate and complete list, and such Seller has delivered to Buyer accurate and complete copies, of:
(i)each Contract or commitment that involves performance of services or delivery of goods or materials by such Seller;
(ii)each Contract or commitment that involves performance of services or delivery of goods or materials to such Seller;
(iii)each Contract that was not entered into in the ordinary course of business, consistent with past practice;
(iv)each lease, rental, occupancy, license, installment, conditional sale or other Contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property providing for future monthly rental payments;
(v)each lease, rental, license, installment, conditional sale or other Contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Tangible Personal Property providing for future monthly rental payments;
(vi)each licensing agreement or other applicable Contract with respect to such Seller’s Intellectual Property Rights and Licensed Rights (whether inbound or outbound), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Rights or Licensed Rights;
(vii)each Employee Benefit Plan, collective bargaining, employment, deferred compensation, severance and other agreement, or any other type of Contract or understanding with any of such Seller’s officers, directors or employees;
(viii)each franchise, joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging or joint development Contract or other Contract involving a sharing of profits, losses, costs or liabilities by such Seller with any other Person;
(ix)each Contract containing covenants that in any way purport to restrict the business activity of such Seller or limit the freedom of such Seller to engage in any line of business or to compete with any Person or which contain any exclusivity, non-competition, non-solicitation or no-hire provisions;
(x)each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
(xi)each Contract for capital expenditures;
(xii)each written warranty, guaranty, and or other similar undertaking with respect to contractual performance by such Seller extended by such Seller;
(xiii)each Contract with a Government Body;
(xiv)each other Contract, if any, with outstanding obligations owing to or from such Seller in an amount in excess of $25,000; and
(xv)each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.21(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of or to such Seller under the Contracts.
(b)Except as set forth in Schedule 3.21(b), no Related Person of such Seller has or may acquire any rights under, or has or may become subject to any Liability under, any Contract.
(c)(i) Each Contract included in the Acquired Assets or the Assumed Liabilities is legal, valid, binding and enforceable against such Seller, and to the Knowledge of such Seller, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing or pursuant to other arrangements in accordance with this Agreement, as the case may be, and (ii) such Seller is not and, to such Seller’s Knowledge, no other party is, in breach or default, and, to the Knowledge of such Seller, no event has occurred which would constitute (with or without notice or lapse of time or both) a Breach (or give rise to any right of termination, modification, cancellation or acceleration) under any such Contract.
(d)There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to such Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
(e)Each Contract relating to the sale, design, manufacture or provision of products or services by such Seller has been entered into in the ordinary course of business, consistent with past practice, of such Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
3.22Insurance
. Such Seller has in place insurance policies with respect to the Acquired Assets and the Business in amounts and types that are customary in the industry for similar assets and sufficient to cover the full value of the Acquired Assets and the Business, and all such policies are valid and in full force and effect. Schedule 3.22 contains a complete and accurate list of all insurance policies currently maintained relating to the Acquired Assets or the Business. Such Seller has delivered to Buyer complete and accurate copies of all such policies together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies. Such policies, as are current, are valid and in full force and effect, and such Seller and, if applicable, its Related Persons, have complied in all material respects with the provisions of such policies, and all such policies either specifically include such Seller as named insured or include omnibus named insured language which generally includes such Seller. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. Such Seller has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any insurance policy.
3.23Environmental Matters.
(a)With respect to the Facilities not located in Taiwan and except as set forth on Schedule 3.23(a):
(i)Such Seller’s operation of the Business and such Facilities is and at all times has been in compliance with all applicable Environmental Laws.
(ii)Such Seller has obtained and complied with, and is and at all times has been in compliance with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of such Facilities and the operation of its Business, and has timely filed all permit applications and renewals necessary for the occupation of such Facilities and the operation of the Business, each of which Governmental Authorizations is set forth on Schedule 3.18(a).
(iii)There is no existing, pending or, to the Knowledge of such Seller, threatened Proceeding or Order under any Environmental Law with respect to such Seller, the Acquired Assets or any of such Facilities, and such Seller has not received written notice from any Person, including a Governmental Body, alleging such Seller is or was in violation of, or otherwise may be liable under, any Environmental Law.
(iv)None of the following exists at any of such Facilities: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas, other than disposal areas used in the ordinary course of Business in compliance with Environmental Laws.
(v)There have been no Releases of Hazardous Materials on or underneath any of such Facilities, or to the Knowledge of such Seller, at any other location, in amounts that would require or give rise to Remedial Action obligations on the part of such Seller or any Related Persons of such Seller under any applicable Environmental Laws.
(vi)Such Seller has not in violation of Environmental Laws or Occupational Health and Safety Laws: (i) disposed of, emitted, discharged, handled, treated, recycled, stored, transported, used or Released any Hazardous Materials, (ii) arranged for the disposal, transportation, discharge, storage or Release of any Hazardous Materials or (iii) exposed any current or former employee or other individual to any Hazardous Materials.
(vii)No Seller has commissioned, obtained or received any environmental audits and environmental assessments, including “Phase I,” “Phase II” and “Baseline” environmental assessments, Governmental Authorizations required under Environmental Laws, or any Order, judgment, decree, consent agreement, contract or similar document imposing obligations under Environmental Laws relating to such Facilities and the Business.
(viii)To the Knowledge of such Seller, no event, condition, circumstance, activity, practice, action or plan of such Seller has occurred or exists which could reasonably be expected to prevent continued compliance of such Seller or Buyer, as applicable, in conducting the Business or operating any of such Facilities under applicable Environmental Law.
(ix)Such Seller has no Knowledge or information that any Release of Hazardous Materials has occurred at such Facilities, or that any land or resource use restrictions may apply to such Facilities, requiring notification to Buyer pursuant to any applicable Legal Requirement.
(b)With respect to the Facilities located in Taiwan and except as set forth on Schedule 3.23(b):
(i)CA Seller’s operation of the Business applicable to Taiwan and such Facilities is and at all times has been in compliance in all material respects with all applicable Environmental Laws.
(ii)There is no existing, pending or, to the Knowledge of CA Seller, threatened Proceeding or Order under any Environmental Law with respect to CA Seller, the Acquired Assets located in Taiwan or any of such Facilities, and CA Seller has not received written notice from any Person, including a Governmental Body, alleging CA Seller is or was in violation of, or otherwise may be liable under, any Environmental Law.
3.24Employees.
(a)Schedule 3.24(a) sets forth a true and complete list of (i) the names, titles, annual salaries (or, for non-salaried employees, wage rates), date of hire, annual vacation entitlement and other compensation and material terms and conditions of their employment or engagement of all current employees and independent contractors providing services to the Business, whether employed directly or through a Professional Employer Organization or staffing company (the “Current Employees”), (ii) in respect of any Current Employees on leave, particulars of the last date worked and reasons for and expected duration of such leave, and (iii) the names, titles and general duties of any former employee providing services to such Seller whose employment was terminated (whether voluntarily by such employee or otherwise) at any time since the date of the Balance Sheet. To such Seller’s Knowledge and except as set forth on Schedule 3.24(a), none of the Current Employees has indicated to such Seller that he or she intends to not accept employment with Buyer or, upon accepting employment with Buyer, to discontinue such employment within the one year period beginning on Closing Date.
(b)Except as set forth on Schedule 3.24(b), all Current Employees are employed for an indefinite term, in the case of employees working in Canada, and none are party to or bound by any employment agreements, consulting agreements or termination, severance, retention or continuation of benefits agreements. In respect of any Current Employee listed on Schedule 3.24(b) as being subject to such an agreement, Seller has provided or made available to Buyer true, correct and complete copies of any such agreements. Except as set forth on Schedule 3.24(b), all employees of the Business working in the United States are “employees at will” and employed by such Seller or a Professional Employer Organization.
(c)Except as set forth on Schedule 3.24(c), there are no Contracts with respect to Current Employees that would (i) restrict restructuring or outsourcing or require any severance payment to which Buyer, after the Closing Date, would be bound or (ii) trigger a change of control or a similar provision. Neither the execution and delivery of this Agreement nor the completion of the transactions contemplated by this Agreement will result in any cash or other compensation or benefits becoming payable to any Current Employees.
(d)Except as disclosed in Schedule 3.24(d), there are no employment Legal Requirement related Damages or outstanding Orders, awards, rulings or, to the Knowledge of the Sellers, discussions relating to the Business, pending or threatened, which have resulted in or might reasonably be expected to result in a Material Adverse Effect.
(e)No officer, director, Current Employee, or, to the Knowledge of such Seller, agent, consultant, or contractor of such Seller is bound by any contract that purports to limit the ability of such officer, director, agent, Current Employee, consultant, or contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the Business. To the Knowledge of such Seller, no Current Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on by such Seller.
3.25Labor Disputes; Compliance.
(a)Such Seller and any applicable Professional Employer Organization or staffing company employing individuals providing services to the Business has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages (including, without limitation, liability for overtime pay and vacation pay), hours, human rights, employee equity benefits and collective bargaining, the payment of social security, if applicable, deduction from wages and similar Taxes and occupational safety and health. Such Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. No written charge or complaint of employment discrimination, wrongful dismissal, employment standards claims, breach of occupational health and safety Legal Requirement or other employment law violation or claim has been made against such Seller or applicable Professional Employer Organziation or staffing company during the last year, or is pending or, to the Knowledge of such Seller, overtly threatened relating the employees of the Business. CA Sellers are registered with WorkSafe BC, US Seller carries workers compensation, and each have paid all workers compensation premiums due and owing in respect of employees working in Canada and the US, and have complied with all applicable occupational health and safety Legal Requirements.
(b)No Current Employees are on strike or threatening any strike or work stoppage, and there is no pending or threatened union representation election or negotiation of a collective bargaining agreement. Such Seller is not involved in any controversy with any of its employees or any organization representing any of its employees.
(c)All wages and benefits due to or earned by the Current Employees, including, without limitation, overtime and vacation pay, have been paid in the ordinary course of business up to and including Closing and all statutory deductions (including for income tax) and employee and employer contributions to social security (including, in Canada, Employment Insurance and Canada Pension Plan) arising out of payment of such wages have been remitted when due to the applicable Governmental Body. There are no other monies due from to any employees (whether arising out of any formal or informal arrangement) in connection with their employment or services to the Business.
(d)There are no apparent or, to the Knowledge of the Sellers, threatened union organizing activities involving Current Employees. No Seller has any labor problems that might result in a Material Adverse Effect, or lead to any interruption of operations at any location. No Seller has engaged in any lay-off or other activities within the last 12 months in respect of the Business that would violate or in any way subject such Seller to the group termination or lay-off requirements of the Legal Requirements of any jurisdictions where such Seller operates. No Seller or applicable Professional Employer Organization is bound by or a party to, either directly or by operation of law, any collective bargaining agreement (a “Collective Agreement”) with any trade union or association which might qualify as a trade union, and no trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent::
(i)holds bargaining rights with respect to any of the Current Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;
(ii)has, to the Knowledge of the Seller, applied to be certified or requested to be voluntarily recognized as the bargaining agent of any of the Current Employees;
(iii)has, to the Knowledge of the Seller, applied to have the Buyer declared a related or successor employer under applicable provincial labour or employment Legal Requirements; or
(iv)has, to the Knowledge of the Seller, filed a complaint or charge, including an unfair labour practise complaint, under applicable provincial labour or employment Legal Requirements.

3.26Intellectual Property Assets.
(a)Schedule 3.26(a) sets forth a true and complete list of all of such Seller’s Intellectual Property Rights and Licensed Rights, including all registered Intellectual Property Rights (“Registered IP Rights”), and descriptions of all Trade Secrets included among the Intellectual Property Rights being sold to Buyer hereunder. Such Seller owns all right, title and interest in and to all such Intellectual Property Rights free and clear of any Encumbrances; provided, however, that for the Registered IP Rights that are noted in Schedule 3.26(a) as being “Abandoned” or “Expired,” or for certain historical patents when it is noted on Schedule 3.26(a) that the Sellers have no description available (collectively, the “Noted IP”), then such Registered IP Rights will be transferred to the Buyer to the full extent that the Sellers own any legal or other rights in such Registered IP Rights.
(i)The Intellectual Property Rights and the Licensed Rights included in the Acquired Assets constitute all of the rights to Intellectual Property necessary to or used in the conduct of the Business as presently conducted.
(ii)No consent of any Person is necessary to make, construct, use, reproduce, translate, license, sell, modify, update, enhance or otherwise exploit any Intellectual Property Rights.
(iii)All Originating Persons have, by irrevocable written assignments, transferred to the Seller all intellectual property rights, and waived all moral rights, which waiver extends to the Buyer, that any of them may have enjoyed with respect to any Intellectual Property Rights to which they contributed.
(iv)Neither the validity of the Intellectual Property Rights and such Seller’s title thereto nor the validity of such Seller’s use of the Licensed Rights (x) have been questioned in any prior Proceeding; (y) are being questioned in any Proceeding; or (z) are the subject(s) of any threatened or proposed Proceeding.
(v)To the Seller’s Knowledge, none of the Business, as presently conducted, the Intellectual Property Rights or the Licensed Rights conflict with or have been alleged to conflict with, or otherwise infringe, misappropriate or violate, any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of any other Person, other than as set forth in Schedule 3.19.
(vi)To the Seller’s Knowledge, the consummation of the Acquisition will not result in the loss or impairment of any of the Intellectual Property Rights or the right to use any of the Licensed Rights in the Business. Except for those licensees set forth on Schedule 3.21(a), there are no third parties authorized by such Seller to use any of the Intellectual Property Rights, and, to the Knowledge of such Seller, there are no third parties using any of the Intellectual Property Rights without authorization from such Seller.
(b)Other than as set forth on Schedule 3.26(b), there are no infringement or misappropriation Proceedings pending or, to such Seller’s Knowledge, threatened against such Seller with respect to any Intellectual Property Rights or Licensed Rights.
(c)Schedule 3.26(a) indicates for each item of Registered IP Rights the application or registration number and the applicable filing jurisdiction.
(i)Other than the prior art referenced in the patent applications or the prior art that such Seller and its patent counsel may have, during the ordinary course of prosecuting patents, become aware, such Seller has no Knowledge of any facts, circumstances or information that would render any IP Rights that is not an application invalid or unenforceable or would adversely affect any pending application for any Registered IP Rights.
(ii)To the Seller’s Knowledge, all Registered IP Rights have been filed and prosecuted in compliance with all applicable laws and regulations. Except for the Noted IP, all necessary registration, maintenance and renewal fees in connection with each Registered IP Right have been paid and all necessary documents and certificates in connection with such Registered IP Right have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP Right. Schedule 3.26(c) sets forth any actions that must be taken in respect of such Registered IP Right, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered IP Right. Except for the Noted IP, all Registered IP Rights are subsisting, valid and enforceable.
(d)Such Seller has instituted, maintained and enforced appropriate measures (including the entering into of appropriate written agreements with present employees and consultants of the Business) to maintain the ownership and confidentiality of the Intellectual Property Rights and other Intellectual Property of the Business, and all such Contracts are identified on Schedule 3.21(a). Without limiting the generality of the foregoing, except as set forth in Schedule 3.26(d), all current and former employees, consultants and independent contractors of such Seller having access to confidential information of such Seller or are involved in the creation of Intellectual Property for such Seller have executed and delivered to such Seller an agreement regarding the protection of such confidential information and the assignment of such Intellectual Property to such Seller (in the case of confidential information of such Seller’s customer and business partners, to the extent required by such customers and business partners); and the form(s) of such agreements have been provided or made available to Buyer. Such Seller has secured valid written assignments from all of its employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any Intellectual Property for such Seller, of all right, title and interest in and to such Intellectual Property. Except as set forth in Schedule 3.26(d), no current or former director, officer, employee, consultant or independent contractor of such Seller has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property Rights.
(e)Schedule 3.26(e) identifies each computer software program owned, held or used in the conduct of the Business that assists with or relates to computer aided engineering, design, manufacturing or other analysis, archival or retrieval of technical information. To the Seller’s Knowledge, such Seller owns, or possesses sufficiently broad and valid rights to use, all computer software programs that are material to the conduct of, used or held for use in the Business. There are no infringement Proceedings pending or, to such Seller’s Knowledge, threatened against such Seller with respect to any software owned or licensed by such Seller or used by such Seller in the Business.
(f)Each Seller has entered into valid and enforceable written agreements pursuant to which such Seller has been granted all licenses, rights and permissions to use, reproduce, translate, sub-license, sell, modify, update, enhance or otherwise exploit the Licensed Rights to the extent required to conduct all aspects of its Business as it is currently conducted (including, if required, the right to incorporate the Licensed Rights into the Intellectual Property Rights and to create and own derivatives and modifications of the Licensed Rights) (the “License Agreements”). Except as disclosed in Schedule 3.26(f):
(i)all License Agreements are in full force and effect and neither the Seller nor any licensor is in default of its obligations under any License Agreement;
(ii)to the Seller’s Knowledge, no licensor of any Licensed Rights is involved in an insolvency, bankruptcy or similar proceeding or has had a receiver appointed;
(iii)all License Agreements for Licensed Rights material to the Business are irrevocable licenses granted in perpetuity and worldwide in nature;
(iv)the rights licensed under each License Agreement will be enforceable by each Seller on and after the Closing to the same extent as prior to the Closing;
(v)to the Seller’s Knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, any intellectual property right of any licensor in or to any Licensed Rights of which it is the exclusive licensee; and
(g)no Intellectual Property Rights and no Licensed Rights contain any open source code.
3.27No Options
. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of such Seller’s assets or properties (including the Acquired Assets) or any rights or any interest in such assets or properties.
3.28Certain Payments
. Such Seller has not, and none of its Representatives has, whether directly or indirectly, offered, paid, promised to pay or authorized the payment of any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement, including the United States Foreign Corrupt Practices Act of 1977, as amended, or the Corruption of Foreign Public Official Act (Canada) in order to (a) to further the Business or (b) to assist such Seller in connection with any actual or proposed transaction in connection with the operations of such Seller.
3.29Customers and Suppliers
. Schedule 3.29 sets forth a complete and accurate list, (a) for each of the fiscal years ended on October 31, 2013 and for the year-to-date period ending October 31, 2014, each customer of such Seller with aggregate purchases from such Seller of $100,000 or more during such periods (each, a “Material Customer”), and (b) for the year-to-date period ending October 31, 2014, each supplier or vendor of materials, products or services to such Seller with aggregate sales to such Seller of $100,000 for such periods (each, a “Material Supplier”). To the Knowledge of such Seller, the relationship of such Seller with each of its material current customers and suppliers is a good commercial working relationship and none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases, material increase in the prices charged or material reduction in the prices paid, as the case may be) or notified such Seller of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or materially alter (including any of the forgoing) its relationship with such Seller. To the Knowledge of such Seller, there exists no condition or state of facts or circumstances involving existing or prospective customers or suppliers that would reasonably be expected to materially impair the conduct of the Business after the Closing.
3.30Relationships with Related Persons
. Schedule 3.30 contains a complete and correct list (and if oral, an accurate and complete description of all material terms) of all Contracts pursuant to which any loans, leases, goods, services, materials or supplies are, or at any time since May 5, 2011 have been, provided (a) by any Related Person of such Seller to such Seller or (b) by such Seller to any Related Person of such Seller.
3.31Brokers or Finders
. Except as set forth in Schedule 3.31, such Seller has not and none of its Related Persons or Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Acquired Assets or consummation of the Acquisition.
3.32Warranties
. Except as set forth in Schedule 3.32 (and except for other liabilities for which there is a reserve which meets the standards described in the following sentence), each product manufactured, sold, leased, licensed, delivered or installed by such Seller (collectively, the “Products”) is, and at all times since May 5, 2011 has been, (a) fit for the ordinary purposes for which it is intended to be used and (b) in conformity in all material respects with any and all contractual obligations, and express and implied warranties made by such Seller. Such Seller does not have any liability (and, to the Knowledge of such Seller, there is no basis for any present or future action giving rise to any such liability) for replacement or repair of any Products or other damages in connection with any products, in excess of the reserve for product warranty claims set forth, as applicable, on the face of the Balance Sheet or the Interim Balance Sheet, as adjusted for the passage of time in accordance with IFRS, applied on a consistent basis. Each Product contains adequate warnings, the content and display of which conform to applicable Legal Requirements and current industry practice.
3.33Competition Act
. The Sellers have assets in Canada with an aggregate value of $7,423,867, and annual gross revenues from sales in, from or into Canada with an aggregate value of $25,686,212, as determined in accordance with the Competition Act (Canada). The annual gross revenue from sales in or from Canada generated from the Purchased Assets is $25,686,212.
3.34Limitation of Sellers’ Representation and Warranties
. The Sellers do not make and have not made any representations and warranties, express or implied, in respect of the Sellers, the Acquired Assets or the Business other than those expressly set forth in this Agreement, and the Sellers expressly disclaim all liability and responsibility for any other representation, warranty or statement made (orally or in writing) to the Buyers or the Buyer’s Related Persons, including any opinion, information or advice that may have been provided to the Buyers or the Buyer’s Related Persons by any Seller or any director, officer, employee, accounting firm, legal counsel, financial advisor or other agent of a Seller. It is also understood that any cost estimates, projections, forecasts or other predictions, any data, any financial information or any memoranda or presentations made by the Sellers to the Buyers or their Related Persons are not and will not be deemed to be or to include representations and warranties of the Sellers, except to the extent otherwise expressly covered by the representations and warranties of the Sellers hereunder. Notwithstanding anything to the contrary contained in this Agreement or in any of the Disclosure Schedules, any information disclosed in any Schedule will be deemed to be disclosed for all purposes of this Agreement, where the relevance of such matter is or should be reasonably apparent.
3.35Disclosure

. To the Knowledge of Sellers, the representations, warranties and other statements of such Seller contained in this Agreement, the Disclosure Schedules and the other documents, certificates and written statements delivered to Buyers pursuant to Section 2.7(a) do not contain any untrue statement of material fact or omit to state a material fact or any fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER.
Each Buyer represents and warrants to each Seller as follows:
4.1Organization and Good Standing
. Fox is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct its business. CA Buyer is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia with full corporate power and authority to conduct its business. US Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business. KY Buyer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands with full corporate power and authority to conduct its business
4.2Authority; No Conflict.
(a)This Agreement constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms. Upon the execution and delivery by such Buyer of the Escrow Agreement (if applicable), the Employment Agreement (if applicable), the Noncompetition Agreements (if applicable) and each other agreement to be executed or delivered by such Buyer at the Closing (collectively, the “Buyer Closing Documents”), each of the Buyer Closing Documents will constitute the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms. Such Buyer has the full power and authority to execute and deliver this Agreement and each Buyer Closing Document to which it is a party and to perform its obligations under this Agreement and the Buyer Closing Documents, and such action has been duly authorized by all necessary action by such Buyer’s board of directors.
(b)Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Acquisition will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of such Buyer or any resolution adopted by such Buyer’s board of directors or stockholders; (ii) contravene or conflict with or constitute a violation of any provision of any Legal Requirement, judgment, injunction, Order or decree binding upon or applicable to such Buyer; (iii) give any Governmental Body or other Person the right to challenge any of the Acquisition or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Buyer may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Buyer; or (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which such Buyer is a party or pursuant to which such Buyer’s assets are bound; except with respect to the occurrences set forth in clauses (iii) through (v), where any such occurrence would not materially and adversely affect the ability of such Buyer to consummate the Acquisition.
4.3Certain Proceedings
. There is no pending Proceeding that has been commenced against such Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Acquisition. To such Buyer’s knowledge, no such Proceeding has been threatened.
4.4Brokers or Finders
. Neither such Buyer nor any of its Related Persons or Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the consummation of the Acquisition.
4.5GST/HST Registration

. The CA Buyer is registered for GST/HST purposes under the ETA and its registration number thereunder is 82339 6585 RT0001.

5.	CONDITIONS TO CLOSE
5.1Conditions Precedent to the Obligations of Sellers
. All obligations of each Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by Seller Representative and, if not fulfilled, shall be deemed waived upon Closing:
(a)The representations and warranties of Buyers herein contained shall have been true and correct as of the date hereof in all material respects and shall continue to be true and correct as of the Closing Date in all material respects with the same force and effect as though made as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that date in all respects); provided, however, that with respect to any representation or warranty that contains an express materiality limitation, such representation or warranty shall be true and correct in all respects.
(b)Each Buyer shall have performed or complied with all the obligations, agreements and covenants of such Buyer herein contained to be performed by it prior to or as of the Closing Date.
(c)All deliveries and payments required to be made by each Buyer under Section 2.7(b) of this Agreement on or before the Closing Date, shall have been received by Seller Representative or Sellers, as applicable, and, in the case of document deliveries, in form and substance reasonably satisfactory to Seller Representative.
5.2Conditions Precedent to the Obligations of Buyer
. All obligations of each Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by Buyer Representative and, if not fulfilled, shall be deemed waived upon Closing:
(a)The representations and warranties of Sellers herein contained shall have been true and correct as of the date hereof in all material respects and shall continue to be true and correct as of the Closing Date in all material respects with the same force and effect as though made as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that date in all respects), in each case without giving effect to any supplement to the Disclosure Schedules; provided, however, that with respect to any representation or warranty that contains an express materiality limitation, such representation or warranty shall be true and correct in all respects.
(b)Each Seller shall have performed or complied with all the obligations, agreements and covenants of such Seller herein contained to be performed by it prior to or as of the Closing Date.
(c)No event or events shall have occurred since October 31, 2013 which individually or in the aggregate has had a Material Adverse Effect.
(d)All deliveries required to be made by Seller Representative or a Seller, as applicable, under Section 2.7(a) of this Agreement on or before the Closing Date shall have been received by Buyer, and, in the case of document deliveries, in form and substance reasonably satisfactory to Buyer.
(e)Buyers shall have consummated an amendment to their amended and restated credit facility with SunTrust Bank, as referenced in that certain engagement letter dated November 24, 2014.
5.3Conditions Precedent to the Obligations of Buyer and Sellers
. All obligations of both Buyer and Sellers under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by both Buyer and Seller Representative and, if not fulfilled, shall be deemed waived upon Closing:
(a)No Proceeding by or before any court or any Governmental Body shall have been commenced or threatened, and no investigation by any Governmental Body shall have been commenced or threatened, seeking to restrain, prevent or change the transactions contemplated by this Agreement or seeking judgments against any party hereto or awarding substantial damages in respect of the transactions contemplated by this Agreement.

(b)With respect to the Easton Product Liability Insurance Policy, an arrangement that limits, or otherwise manages the potential liability for deductible payments required by such policy shall have been entered into and shall have been agreed upon by the Parties.

6.	PRE-CLOSING COVENANTS
6.1Pre-Closing Covenants of Sellers
. Each Seller covenants and agrees that, prior to the Closing Date, except as otherwise consented to in writing by Buyer Representative or as permitted by this Agreement:
(a)Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer Representative, such Seller shall (i) afford each Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to such Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and (ii) otherwise cooperate and assist, to the extent reasonably requested by Buyer Representative, with Buyer Representative’s investigation of the Acquired Assets and financial condition related to such Seller.
(b)Operation of the Business of Seller. Between the date of this Agreement and the Closing, such Seller shall:
(i)conduct the Business only in the ordinary course consistent with past practice;
(ii)except as otherwise directed by Buyer Representative in writing, and without making any commitment on any Buyer’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(iii)confer with Buyer Representative prior to implementing operational decisions of a material nature;
(iv)otherwise report periodically to Buyer Representative concerning the status of the Business, including the operations thereof and finances related thereto;
(v)make no material changes in management personnel without the prior written consent of Buyer Representative;
(vi)maintain the Acquired Assets in a state of repair and condition that complies with applicable Legal Requirements and is consistent with the requirements and normal conduct of the Business;
(vii)keep in full force and effect, without amendment, all material rights relating to the Business;
(viii)comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;
(ix)continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.22;
(x)except as required to comply with any applicable Legal Requirement, not amend, modify or terminate any Company Benefit Plan without the express written consent of Buyer Representative, and except as required under the provisions of any Company Benefit Plan, not make any contributions to or with respect to any Company Benefit Plan without the express written consent of Buyer Representative, provided that Seller shall contribute that amount of cash to each Company Benefit Plan necessary to fully fund all of the benefit liabilities of such Company Benefit Plan on a plan-termination basis as of the Closing Date; and
(xi)maintain all books and Records of such Seller relating to the Business in the ordinary course consistent with past practice.
(c)Co-operation. Such Seller shall cooperate with each Buyer as necessary to obtain all consents and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or reasonably required in order to effect the consummation of the Acquisition.
(d)Required Approvals. As promptly as practicable after the date of this Agreement (but, in any event, no later than the 3rd Business Day thereafter), such Seller shall (i) take all actions necessary to approve the Acquisition for themselves and (ii) make, or cause to be made, all filings, if any, required by Legal Requirements to be made by it to consummate the Acquisition.

(e)Best Efforts. Such Seller shall use its best efforts to cause the conditions in Section 5.1 to be satisfied.
(f)Further Disclosure. Prior to the Closing, Seller Representative may supplement or amend the Disclosure Schedules attached hereto with respect to any matter arising from facts or circumstances occurring after the date hereof, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date. For purposes of determining the accuracy of the representations and warranties regarding Sellers in Article 3, but not for purposes of determining the satisfaction of the condition set forth in Section 5.2(a), the Disclosure Schedules delivered by Seller Representative pursuant to this Section shall be deemed to include that information contained therein on the date of this Agreement and also any information contained in any Schedule Supplement.
6.2Pre-Closing Covenants of Buyer
. Each Buyer covenants and agrees that, prior to the Closing Date, except as otherwise consented to in writing by Seller Representative or as permitted by this Agreement:
(a)Co-operation. Such Buyer shall cooperate with Sellers as necessary to obtain all consents and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or reasonably required in order to effect the consummation of the Acquisition.
(b)Required Approvals. As promptly as practicable after the date of this Agreement, such Buyer shall make, or cause to be made, all filings, if any, required by Legal Requirements to be made by it to consummate the Acquisition.
(c)Best Efforts. Such Buyer shall use its best efforts to cause the conditions in Section 5.2 to be satisfied.

7.	COVENANTS.
7.1Employees.
(a)In order to effectuate the transition of employment to the applicable Buyer or one of its Related Persons, each Seller will give notice or cause termination notices to be delivered to all of its Current Employees of the sale of the Business and ensure the employment termination all of the respective employees employed in connection with the Business contemporaneous with the Closing and, subject to the timing set forth in Section 7.16(d), the Buyers will offer to employ the Current Employees commencing after Closing on substantially the same terms and conditions, including:
(i)At least the same remuneration that each Current Employee received immediately prior to the Effective Time as set out in Schedule 3.24(a);
(ii)providing each Current Employee with benefits substantially similar to the benefits set out in Schedule 3.17(a) applicable to such employee; and
(iii)Recognition of each Current Employee’s respective length of service with the Business as set out in Schedule 3.24(a).
Each Seller shall use best efforts to encourage such employees to accept such offer of employment from applicable Buyer.
(b)Each Seller shall also ensure that the employees are paid out any bonuses, vacation pay, wages, commissions, or other compensation earned as of the Closing in accordance with Legal Requirements, to the extent not included in Working Capital, and such Seller shall be solely liable for any severance or other payments required to be made to any Current Employees who do not accept new employment with a Buyer as contemplated under this Section 7.1.
(c)Each Seller shall be solely responsible to the extent not included in Working Capital for (i) all Company Benefit Plans; (ii) all assets held in trust or otherwise relating to any Company Benefit Plan or the funding thereof; (iii) any insurance policy, contract, trust, Third Party administrator contract, or other funding arrangement, and all obligations thereunder, for any Company Benefit Plan; (iv) any monies held by or for the benefit of such Seller in any account dedicated to the payment of benefits or insurance premiums relating to any Company Benefit Plan; and all severance payments and other Liabilities arising out of the employment and termination of its employees and for all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees, whether or not such employees become employees of a Buyer or one of its Related Person on or immediately after the Closing Date.

(d)US Seller shall be solely responsible to provide COBRA continuation coverage with respect to each “M&A qualified beneficiary” within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-4(a) due to a qualifying event occurring on or before the Closing Date, and such Seller shall take all actions necessary to ensure that Buyer (and its Related Persons) do not become legally obligated to provide COBRA continuation coverage to any M&A qualified beneficiary.
7.2Tax Matters.
(a)Seller Tax Records. To the extent relevant to the Business or the Acquired Assets, Sellers shall provide Buyers with such assistance as may reasonably be required in connection with the preparation of any Tax return and the conduct of any audit or other examination by any taxing authority or in connection with the judicial or administrative proceedings relating to any liability for Taxes. Sellers shall provide Buyers and their advisors with reasonable access during normal business hours to all books of account, papers and records transferred to Buyers hereunder relating to accounting or Tax matters. Sellers will not destroy any such records for the longer of the seventh (7th) anniversary of the Closing Date or the applicable statute of limitations plus ninety (90) calendar days, and thereafter only after first providing Buyer or its successor with notice and the opportunity to retain copies of such records.
(b)Sales, Use and Other Taxes. Buyer Representative, Buyers, Seller Representative and Sellers shall cooperate in preparing, executing and filing Tax Returns relating to any Taxes levied on or measured by, or referred to as transfer, land transfer, registration charges, gross receipt, sales, provincial sales, use, consumption, GST/HST, Quebec sales, value-added, turnover, excise or stamp or other similar Taxes (“Transfer Taxes”) relating to the purchase and sale of the Acquired Assets, and also shall cooperate to minimize or avoid any Transfer Taxes that might be imposed, to the extent permitted by Legal Requirements. Specifically, CA Buyer and CA Seller will complete and sign a joint election under section 167 of the ETA to permit the purchase and sale of the Acquired Assets without incurring GST/HST in accordance with Section 7.16(b). Buyer Representative will duly file the election with the appropriate Governmental Body within the time permitted under the ETA. Notwithstanding anything to the contrary in this Agreement, Sellers will be responsible for the payment of any Transfer Taxes, other than GST/HST, incurred in connection with the purchase and sale of the Acquired Assets. Within thirty (30) days after the Closing Date, Seller Representative and Buyer Representative shall execute and deliver an agreement between them regarding the allocation of Purchase Price (and any other consideration required to be taken into account for purposes of determining the amounts of such Transfer Taxes) with respect to Acquired Assets subject to such Transfer Taxes consistent with the principles and requirements as for allocating the Tax Purchase Price.
(c)Accounts Receivable Tax Election. CA Seller and CA Buyer will execute and file, within the prescribed time limits, a joint election with respect to the Accounts Receivable under section 22 of the ITA and any corresponding provisions of any other applicable Tax Legal Requirement and will designate in that joint election the portion of the Purchase Price allocated to the Accounts Receivable as the consideration paid by the Buyer to the Seller for the Accounts Receivable for the purposes of the election.
(d)Assumed Liabilities Election. To the extent that CA Seller has received any amount in respect of an obligation to deliver goods or services, and CA Buyer has agreed to assume that obligation under this Agreement, Acquired Assets having a fair market value equal to that amount are being transferred to CA Buyer under this Agreement as payment by such CA Seller for CA Buyer’s agreement to assume that obligation, and the Parties will file an election pursuant to the provisions of subsections 20(24) and 20(25) of the ITA, and any corresponding provisions of any other applicable Tax Legal Requirement, within the prescribed time period.
7.3Payment of Other Retained Liabilities
. In addition to payment of Taxes pursuant to Section 7.2, Sellers shall pay or otherwise satisfy, or make adequate provision for the payment or satisfaction, in full of all of the Retained Liabilities and other Liabilities of any Seller under this Agreement. If any such Liabilities are not so paid, satisfied or provided for, or if Buyer Representative reasonably determines that failure to make any payments will impair any Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, Buyer Representative may, at any time after the Closing Date, elect to make or direct the making of all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any payments due to any Seller pursuant to this Agreement or may give notice of a claim in such amount under the Escrow Agreement.
7.4Restrictions on Seller’s Dissolution
. No Seller shall dissolve prior to 36 months after the Closing Date.

7.5Removing Excluded Assets
. Within 30 days after the Closing Date, each Seller shall, at its sole cost and expense, remove all Excluded Assets from all Facilities and other Leased Real Property to be occupied by a Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by a Buyer and any disruption of the business operations to be conducted by such Buyer after the Closing. Any damage to the Acquired Assets or to the Facilities resulting from such removal shall be paid by Sellers forthwith. Should any Seller fail to remove the Excluded Assets as required by this Section, the applicable Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Sellers all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Buyers for all costs and expenses incurred by any Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.
7.6Assistance in Proceedings
. Each of the Parties will cooperate with the other Parties and their counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) the Acquisition or (b) the Business.
7.7Non-competition, Non-solicitation, Non-disparagement and Confidentiality.
(a)Non-competition. For a period of three (3) years after the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit its Related Persons (excluding any Person outside of such Related Person’s Family (which for purposes of this Section 7.7(a) shall not include immediate family members of such individual’s spouse)) to, anywhere in the United States or Canada, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business or enterprise which distributes, provides, renders or sells products or services which compete with the Business in any respect (“Competing Business”); provided that, for greater certainty, the foregoing will not prohibit Darren Mabbott or Silverfish UK Limited from continuing their cycling distributorship business based in the United Kingdom as such business is currently conducted.
(b)Non-solicitation. During the Restricted Period, each Seller shall not, and shall not permit its Related Persons (excluding any Person outside of such Related Person’s Family (which for purposes of this Section 7.7(b) shall not include immediate family members of such individual’s spouse)) to, directly or indirectly, through another Person or entity:
(i)solicit the business of any Person who is a customer of any Buyer or its Related Persons;
(ii)cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of any Buyer or any of its Related Persons to cease doing business with Buyer or any of its Related Persons, to deal with any competitor of such Buyer or any of its Related Persons or in any way interfere with its relationship with such Buyer or any of its Related Persons;
(iii)cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of such Seller on the Closing Date or within the two years preceding the Closing Date to cease doing business with any Buyer or its Related Persons, to deal with any competitor of such Buyer or its Related Persons or in any way interfere with its relationship with such Buyer or its Related Persons; or
(iv)hire, retain or attempt to hire or retain any employee or independent contractor of any Buyer or its Related Persons or in any way interfere with the relationship between such Buyer or its Related Persons and any of their respective employees or independent contractors.
(c)Non-disparagement. After the Closing Date, each Seller shall not, and shall not permit its Related Persons (excluding any Person outside of such Related Person’s Family (which for purposes of this Section 7.7(c) shall not include immediate family members of such individual’s spouse)) to disparage any Buyer or any of its Related Persons, shareholders, directors, officers, employees, agents or affiliates.
(d)Confidentiality. Each Seller understands and acknowledges that, during such Seller’s affiliation with the Acquired Assets, such Seller and its Related Persons had access to and learned (i) confidential and proprietary information concerning the operation and methodology of the Business and (ii) other information proprietary to the Business, including trade secrets, processes, patent and trademark applications, product development, prices, customer and supply lists, pricing and marketing plans, policies and strategies, details of customer Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other information generally known by the management of such Seller as confidential information with respect to the Business of such Seller (collectively, “Proprietary Information”). Each Seller agrees to keep confidential and not disclose, directly or indirectly, any such Proprietary Information or the existence of this Agreement or the terms hereof to any Third Party (other than to its Representatives), except as required by applicable law, both statutory and common. Each Seller agrees to not use or exploit, or misuse or misappropriate such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which was already generally available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by Breach of this Agreement.
(e)Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 7.7(a) through 7.7(d) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.7 is reasonable and necessary to protect and preserve each Buyer’s legitimate business interests and the value of the applicable Acquired Assets and to prevent any unfair advantage conferred on Sellers.
(f)The Parties agree that the non-competition agreement constitutes an undertaking granted by Sellers not to provide, directly or indirectly, property or services in competition with the property or services provided or to be provided by the Buyers (or a person related to the Buyers) for purposes of subsection 56.4(7) of the ITA. The Sellers and the Buyers deal at arm’s length. No proceeds are receivable by the Sellers for granting this undertaking. Any amount that can reasonably be regarded as being consideration received or receivable by a Seller for this covenant is included by that Seller in computing the goodwill amount of that Seller. Each Seller will make an election with Buyer under subsection 56.4(7) of the ITA in the prescribed form, to apply subsection 56.4(5) of the ITA to such amount included by Seller in computing the goodwill amount in respect of the sale of the Business. Each such election will be filed by each Seller in accordance with subsection 56.4(13) of the ITA. Sellers will indemnify and hold the Buyers harmless with respect to any liability of the Buyers under the ITA for failure to withhold and remit under subsection 215(l) of the ITA in respect of covenants of U.S. Seller or any non-Canadian resident Grantee under the non-competition agreement or any other restrictive covenants granted to the Buyers by U.S. Seller or non-Canadian resident Grantee or a related non-resident person in respect of the transactions contemplated in this Agreement.
7.8Customer and Other Business Relationships
. After the Closing, each Seller will cooperate with each applicable Buyer in its efforts to continue and maintain for the benefit of such Buyer those business relationships of such Seller existing prior to the Closing and relating to the business to be operated by such Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and such Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Each Seller will refer to the applicable Buyer all inquiries relating to such business. No Seller and none of its officers, employees, or agents shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of any applicable Buyer to be engaged in after the Closing, including disparaging the name or business of such Buyer.
7.9Change of Name
. Within 30 days after the Closing Date, each Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to such Seller’s present name, in Buyer Representative’s judgment, to avoid confusion and (b) take all actions reasonably requested by Buyer Representative to enable a Buyer to change its name to such Seller’s present name.
7.10Bulk Sales
. US Buyer and US Seller hereby waive compliance with the bulk-transfer provisions of any applicable Uniform Commercial Code (or any similar law) in connection with the Acquisition.
7.11Collection of Accounts Receivable.
(a)Each Seller shall provide such assistance to each applicable Buyer as such Buyer may reasonably request in connection with such Buyer’s efforts to collect any Accounts Receivable, and shall promptly

(but in no event later than three (3) Business Days after receipt thereof) deliver to such Buyer (i) any cash, checks or other property that such Seller receives following the Closing to the extent relating to the Accounts Receivable or other Acquired Assets or the Business, and (ii) a true copy of any notice of a dispute as to the validity or enforceability of any Accounts Receivable received from the debtor thereof.
(b)Effective upon the Closing Date, each Seller hereby constitutes and appoints Buyer Representative and its successors and assigns the true and lawful attorney in fact of such Seller with full power of substitution, in the name of the applicable Buyer, or the name of such Seller or any Legacy Seller, to collect the Accounts Receivable, and to endorse, without recourse, checks, notes and other instruments constituting or relating to the Accounts Receivable in the name of such Seller or any Legacy Seller. The foregoing power is coupled with an interest and shall be irrevocable by each Seller, directly or indirectly, whether by the dissolution of such Seller or in any manner or for any reason.
7.12Waiver and Release
. Each Seller, on behalf of itself and each of its Related Persons, hereby releases and forever discharges each Buyer and each of its respective individual, joint or mutual, past, present and future subsidiaries, successors and assigns and any of their respective officers, directors, managers, agents, counsel or advisors (individually, a “Releasee” and collectively, “Releasees”) from any and all actions, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Seller, or any of Related Persons now have, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of any Buyer arising under this Agreement, the Escrow Agreement or the other documents executed in connection herewith. Each of Sellers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.
7.13Operation of the Business During the Earn-Out Period.
(a)In General. Subject to the terms of this Section 7.13 and Section 7.15, Buyers shall cooperate in good faith with Seller Representative with respect to the management and operations of the Business during the Earn-Out Period in order to realize the full potential of the Business; provided, however, that Buyers shall ultimately have sole discretion with regard to all matters relating to the operation of the applicable portion of the Business following the Closing, subject to the EBITDA adjustments set forth in Section 2.10(g). Notwithstanding the foregoing, no Buyer shall take any actions in bad faith that would have the purpose of avoiding or reducing any such Earn-Out Amounts. Each Seller and its respective Related Parties each acknowledges that (i) the payments that may become due or payable (if any) under Section 2.10 are subject to numerous factors outside the control of Buyers and their Affiliates, (ii) there is no assurance that such Seller will receive any particular payment described in Section 2.10 and no Buyer has promised or projected any such payments, (iii) they are not relying on the past performance or financial results, or assets, facilities or personnel, (iv) except for the duties expressly set forth in this Agreement, no Buyer owes any express or implied duty to such Seller, and in no case does such Buyer owe to such Seller any fiduciary or other implied at law duties, and (v) each of the Parties intend the express provisions of this Agreement solely to govern their contractual relationship.
(b)Affirmative Covenants. For the period beginning at the Effective Time and continuing through October 31, 2016 (the “Earn-Out Period”), subject to Section 7.13(f), each Buyer shall:
(i)operate the Business as a standalone business of such Buyer in accordance with sound business practices;
(ii)maintain separate books and records for the Business and any additional books and records necessary to calculate EBITDA of the Business and the other components thereof, including the calculation of EBITDA attributable to RF Canada and Easton Canada separately; and
(iii)allow the Business to retain working capital sufficient to satisfy the reasonable business needs of the Business consistent with the operation of the Business by Sellers prior to Closing.
(c)Acceleration Payments upon Change of Control. Without the prior consent of Seller Representative (but subject to the last sentence of this paragraph), promptly upon the consummation of (A) the sale, lease, exchange or other transfer of substantially all of the Acquired Assets (on an aggregate basis and in one transaction or in a series of related transactions) to a person or entity that is not controlled, directly or indirectly, by Buyer Guarantor, (B) a direct or indirect (whether by the sale of stock or merger of a Related Person, or otherwise) sale, exchange, or other transfer of more than 50% of the capital stock of Buyers (excluding Fox) (on an aggregate basis and in one transaction or in a series of related transactions) to a person or entity that is not controlled by Buyer Guarantor, or (C) a merger or consolidation to which any of the Buyers (excluding Fox) (on an aggregate basis and in one transaction or in a series of related transactions) are a party if the Buyer Guarantor or any of its Subsidiaries does not have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of more than 50% of the combined voting power of the surviving corporation’s or corporations’ outstanding securities (that in either case, as applicable, directly or indirectly hold the Acquired Assets) ordinarily having the right to vote at elections of directors, in each case during the Earn-Out Period, then Buyers shall pay to Seller Representative, on behalf of Sellers: (x) if such consummation occurs during the 2015 fiscal year, the greater of (i) $6,000,000 or (ii) the 2015 Earn-Out as determined, on a pro forma basis, as of the date the proposed change of control is to be consummated; or (y) if such consummation occurs during the 2016 fiscal year, the greater of (i) $7,500,000 or (ii) the 2016 Earn-Out as determined, on a pro forma basis, as of the date the proposed change of control is to be consummated plus any unpaid 2015 Earn-Out Amount if earned under Section 2.10 (such payment, as applicable, referred to herein as the “Change of Control Acceleration Payment”). For the avoidance of doubt, an Acceleration Payment shall not be triggered upon the consummation of any transactions or series of related transactions pursuant to which there is a change in control of either Buyer Guarantor or Fox or a sale or other transfer by either Buyer Guarantor or Fox of substantially all of its assets.
(d)Restrictive Covenants. During the Earn-Out Period but subject to Section 7.13(f), no Buyer shall make a material modification to the Business or its operations (including taking any action that would reasonably be expected to result in the diversion of any material portion of the customers or business of the Business away from the Business, whether by the transfer of any customer contract to Related Persons of Buyer or otherwise) with the effect of avoiding or reducing the Earn-Out Amounts.
(e)Acceleration Payments upon Breach. Subject to Section 7.13(f), upon a material Breach by a Buyer of the provisions of Section 7.13(d) during the Earn-Out Period that is not capable of cure or is not cured within 90 days following written notice from Seller Representative to Buyer Representative, or in the event that Chris Tutton is terminated without Just Cause or resigns with Good Reason pursuant to the terms of his Employment Agreement, then Buyers shall pay to CA Seller, on behalf of Sellers: (x) if such material Breach occurs during the 2015 fiscal year, $9,000,000; or (y) if such material Breach occurs during the 2016 fiscal year, $10,500,000, plus any unpaid 2015 Earn-Out Amount if earned under Section 2.10 (such payment, as applicable, referred to herein as the “Breach Acceleration Payment”); provided, that in any event no Buyer shall be required to pay to CA Seller both a Change of Control Acceleration Payment and a Breach Acceleration Payment. For the avoidance of doubt, if Chris Tutton terminates his employment solely due to a violation by a Buyer of Section 7.13(d), the rights of Sellers under this Section 7.13(e) shall not be limited by Section 2.10(r).
(f)Each Seller acknowledge on behalf of itself and on behalf its respective Related Parties acknowledge that, except as otherwise set forth in this Agreement, (i) no Buyer nor any of its Related Persons (A) shall have any obligation to operate the Business in order to achieve or maximize EBITDA or make any payment to be made under Section 2.10 and (B) makes any assurance that such Seller will have any particular license, personnel, assets or support and (ii) Buyer may make business decisions in the ordinary course of its business and that such decisions may negatively impact EBITDA. Notwithstanding anything in this Section 7.13 to the contrary, no Buyer or any of its Related Persons shall be subject to or bound by, and none of them shall have any Liability to Sellers or their Related Persons (or shall not be deemed to have breached Section 7.13(e)) with respect to and only to the extent that any failure on its part to comply with (excluding any obligation to pay a Change of Control Acceleration Payment), any one or more of its agreements and restrictions in clauses (a), (b), (d) and (e) of this Section 7.13 in the event such failure to comply is required by any applicable Legal Requirement or securities exchange rules or regulations.
(g)Buyers will retain all such books and records, including all sources of primary records, for a period of at least two years after the Earn-Out Period, and during such period, Sellers and their financial advisors will have access to all books and records of the Buyers related to the preparation of the Closing Financial Statements and the calculation of the Earn-Out Amounts during normal business hours, provided, that any financial advisor shall be bound by a confidentiality agreement prior to accessing such books and records.
(h)The provisions of this Section 7.13 shall be null and void, and all the agreements and restrictions of Buyers and their Related Persons contained in this Section 7.13 shall terminate, upon the earlier of (i) expiration of the Earn-Out Period, (ii) a forfeiture of rights to the 2015 Earn-Out and/or 2016 Earn-Out pursuant to Section 2.10(q), or (iii) payment to Sellers of a Change of Control Acceleration Payment or a Breach Acceleration Payment; provided that Buyers shall comply with Section 7.13(b)(i) until all Earn-Out Amounts have been finally determined in accordance with Section 2.10.
7.14Individual Non-Competition Agreements
. Each of Chris Tutton, Derek Wills, Darren Mabbott and Stanley Fuller, directly or indirectly through their respective holding corporations hold shares of CA Seller (the “Shareholder Grantees”), Chris Tutton and Derek Wills are employees of CA Seller (the “Employee Grantees”, and collectively, the “Grantees”) are, in connection with the sale of the Business by Sellers to Buyers, entering into non-competition agreements with the Buyers, undertaking not to provide, directly or indirectly, property or services in competition with the property or services provided or to be provided by the Buyers in the course of carrying on the purchased Business to which the non-competition agreement relates (the “Covenants”). Each of the Grantees is a resident of Canada, other than Darren Mabbott who is a resident of the United Kingdom. Each of the Grantees deals at arm’s length with the Buyers. No proceeds are received or receivable by any Grantee for granting the Covenants. The Covenants are integral to this Agreement. Any amount that can reasonably be regarded as being consideration for the Covenants is included by the Sellers in computing a goodwill amount of the Sellers in respect of the sale of the Business Buyers.
7.15Certain Intellectual Property Matters.
(a)German Utility Model Suit. Subject to Section 7.15(b), each Seller, on behalf of itself and each of its Related Persons, agrees that it shall be responsible for defending itself against the Specified Claims and that no Buyer shall be responsible for any Liability arising therefrom, including any fees and expense of attorneys or other professionals; provided, that, for the avoidance of doubt, if a Buyer is subject to a Third-Party Claim with respect to a Specified Claim for sales of Narrow-Wide Rings that occurred prior to the Closing Date, such Buyer shall be afforded the rights and protections set forth in Section 8.7.
(b)Narrow-Wide Rings. Each Buyer and Seller acknowledge and agree that sales of the “narrow-wide chain rings” (collectively, the “Narrow-Wide Rings”) shall (i) cease in Germany to the extent not already ceased and (ii) at the Buyer Representative’s sole discretion, cease in any other jurisdiction in which the Buyer Representative believes in good faith that the sales of such Narrow-Wide Rings would be reasonably likely to result in a threatened or actual Proceeding. Further, each Buyer and Seller agree that the Buyers will, in the Buyers’ sole discretion, work in good faith to either (i) design a work-around to allow for the sales of Narrow-Wide Rings in Germany and any other impacted jurisdiction pursuant to the foregoing clause or (ii) work with the Sellers, SRAM LLC and their respective Related Persons to license the Intellectual Property that is the subject of the Specified Claims or settle the Specified Claims.
7.16Post-Closing Obligations
. To the extent not previously delivered on or prior the Closing Date:
(a)Within ten (10) Business Days following the Closing Date, Seller Representative will deliver to Buyer Representative certificates pursuant to section 187 of the Provincial Sales Tax Act (British Columbia) and section 99 of the Social Services Tax Act (British Columbia) and similar certificates under other sales tax legislation which indicates that such Seller has paid all Taxes collectible or payable under those statutes up to and including the Closing Date or, where applicable, has entered into a satisfactory arrangement for the payment of those Taxes;
(b)Within ten (10) Business Days following the Closing Date, Seller Representative and Buyer Representative will jointly make an election under section 167 of the ETA contemplated by Section 7.2(b) of this Agreement;
(c)Within ten (10) Business Days following the Closing Date, Seller Representative will deliver to Buyer Representative copies of all current documents or other materials that fully and accurately set forth, describe or embody all Trade Secrets and that enable Buyers to use and otherwise exercise its rights with respect to such Trade Secrets. Further, for a period of six (6) months from such delivery, Sellers shall provide any reasonable assistance requested by Buyers to enable Buyers to fully understand and efficiently use such Trade Secrets for their intended purposes;
(d)Within ten (10) Business Days following the Closing Date, Seller Representative together with Buyer Representative will deliver an Offer Letter to the employees listed on Schedule 3.24(a) (excluding any employee that signed an Employment Agreement pursuant to Section 2.7(a)); and

(e)Within ten (10) Business Days following the Closing Date, Seller Representative together with Buyer Representative will deliver to Rob More, Douglas Chalmers, Jason Kennett, Glenn Dobson, Eric Behne, Todd Cummings, Brendan Obrien and Eduardo Zepeda a Non-Disclosure and Inventions Agreement.
7.17Sellers Insurance Policies
. The parties acknowledge and agree that Sellers will continue to maintain the insurance policies listed in Schedule 3.22 (the “Sellers Insurance Policies”) following the Closing Date and the Buyers shall obtain substantially equivalent insurance coverage through its own insurers effective upon Closing with coverage on terms and conditions equal to the Sellers Insurance Policies.
7.18Further Assurances
. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents (including, without limitation, any short-form assignment agreements as may be necessary to record assignments of Intellectual Property Rights under this Agreement in any particular territory or otherwise comply with such recordation requirements); and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Acquisition.

8.	INDEMNIFICATION; REMEDIES.
8.1Survival
. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Acquisition, subject to Section 8.6. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
8.2Indemnification and Reimbursement by Sellers.
(a)Subject to the limitations contained in Sections 8.4, 8.5 and 8.6, each Seller shall, jointly and severally, indemnify and hold harmless each Buyer and its Representatives, Subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons, for any loss, Liability, claim, damage and expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), including any diminution of value which is reasonably foreseeable, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
(i)any Breach of any representation or warranty made by a Seller in this Agreement, the Disclosure Schedules or any certificate, document, writing or instrument delivered by a Seller or Seller Representative pursuant to this Agreement;
(ii)any Breach of any covenant or obligation of a Seller in this Agreement or in any certificate, document, writing or instrument delivered by a Seller or Seller Representative pursuant to this Agreement;
(iii)by reason of the non-compliance of US Seller with applicable US state bulk sales or transfer in bulk laws in connection with the completion of the Acquisition;
(iv)any Liability arising out of the ownership or operation of the Acquired Assets or Business prior to the Effective Time other than the Assumed Liabilities;
(v)any Retained Liabilities;
(vi)any Excluded Assets;
(vii)any matter set forth in Schedule 8.2(a)(vii).
(b)Subject to the limitations set forth in Sections 8.4, 8.5 and 8.6, for so long as funds remain subject to the Escrow Agreement, Buyer Indemnified Persons shall be entitled to recover all Damages from such escrowed funds in accordance with the provisions of the Escrow Agreement and, to the extent Earn-Out Amounts remain unpaid, Earn-Out Amounts as they become due and payable. All such Damages shall be paid, first, from the remaining escrowed funds, second, by set off against any Earn-Out Amount then due and payable (but not yet paid) and, finally, directly from Sellers or Owner Guarantors in accordance with this Agreement; provided, that Buyers shall be entitled to pursue payment on account of Damages arising from claims made pursuant to Section 8.2(a)(ii) through (vii) from whatever source and in what order the Buyer Representative decides in its sole discretion.
8.3Indemnification and Reimbursement by Buyers
. Subject to Section 8.5, each Buyer shall, jointly and severally, indemnify and hold harmless each Seller, its Representatives and Related Persons (collectively, the “Seller Indemnified Persons”) and will reimburse Seller Indemnified Persons, for any Damages arising from or in connection with:
(a)any Breach of any representation or warranty made by a Buyer in this Agreement or in any certificate, document, writing or instrument delivered by a Buyer or Buyer Representative pursuant to this Agreement;
(b)any Breach of any covenant or obligation of a Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by a Buyer or Buyer Representative pursuant to this Agreement;
(c)any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with the Acquisition;
(d)any Assumed Liabilities; or
(e)any additional Tax Liability incurred by CA Seller as a result of its entrance into the Perpetual Non-US IP License or the One-Year Non-US IP License.
8.4Limitations on Amount - Sellers
. No Seller shall have any Liability (for indemnification or otherwise) with respect to claims under Section 8.2(a) until the total of all Damages with respect to such matters exceeds $161,970 (the “Deductible”) and then, (a) with respect to claims under Section 8.2(a)(i) (excluding claims under or to matters arising in respect of Fundamental Representations), only for the amount by which such Damages exceed the Deductible up to an aggregate amount equal to ten percent (10%) of the Purchase Price, or (b) with respect to all other claims under Section 8.2(a), only for the amount by which such Damages exceed the Deductible up to the Purchase Price; provided, however, the Deductible shall not apply to claims (1) arising out of the Retained Liabilities described in Section 2.4(b)(iii) or the representations and warranties set forth in Section 3.15 (Taxes) or Section 3.23 (Environmental Matters) or (2) under Sections 8.2(a)(ii) through (vii) (including, for greater certainty, Specified Claims). However, the limitations in this Section 8.4 will not apply to claims under or to matters arising in respect of Fundamental Representations or to any Breach of any of any Seller’s representations and warranties of which any Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Seller of any covenant or obligation, and Sellers will be liable for all Damages with respect to such Breaches. However, in no event shall such Liability of the Sellers hereunder exceed the Purchase Price.
8.5Limitations on Amount - Buyers
. No Buyer shall have any Liability (for indemnification or otherwise) with respect to claims under Section 8.3(a) until the total of all Damages with respect to such matters exceeds the Deductible and then only for the amount by which such Damages exceed the Deductible; provided, however, the Deductible shall not apply to claims under Sections 8.3(e). However, the limitations in this Section 8.5 will not apply to any Breach of any of any Buyer’s representations and warranties of which any Buyer had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by any Buyer of any covenant or obligation, and Buyers will be liable for all Damages with respect to such Breaches. In no event shall such Liability exceed the Purchase Price.
8.6Time Limitations.
(a)No claim under Section 3.23(b) (Taiwan Environmental), Section 8.2(a)(i), Section 8.2(a)(iv) or Section 8.3(a) shall be brought after the date that is 24 months following the Closing Date, except for (i) claims arising out of any Fundamental Warranties, which shall survive in perpetuity, (ii) claims under Section 8.3(e) or arising out of the representations and warranties set forth in Section 3.15 (Taxes), which shall survive until 90 days following the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, (iii) claims arising out of item no. 1 of Section 8.2(a)(vii) (Specified Claims), which shall survive for a period of three and one-half (3.5) years after the Closing Date, (iv) claims arising out of the representations and warranties set forth in Section 3.23(a) with respect to the Facilities located in the United States (US Environmental Matters), which shall survive for a period of three (3) years after the Closing Date, (v) claims arising out of the representations and warranties set forth in Section 3.23(a) with respect to the Facilities located in Canada (CA Environmental Matters), which shall survive for a period of five (5) years after the Closing Date, and (vi) claims of which Seller Representative has been notified with reasonable specificity by Buyer Representative, or claims of which Buyer Representative has been notified with reasonable specificity by Seller Representative, within the aforesaid survival period applicable to the underlying claim (as applicable, the “Survival Period”).
(b)For greater clarity, nothing contained in the foregoing sentence shall prevent recovery under this Article 8 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (i) and (ii) of the following sentence. No party shall have any claim or right of recovery for any Breach of a representation, warranty, covenant or agreement unless (i) written notice is given in good faith by that party to the other party of the Breach of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (ii) such notice is given prior to the expiration of the Survival Period applicable to the underlying claim.
8.7Third-Party Claims.
(a)In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Person”) either receives notice of the assertion of any claim, issuance of any Order or the commencement of any action or proceeding or otherwise learns of an assertion of a potential claim, Order or action by any Third Party (a “Third-Party Claim”), against such Indemnified Person, against which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Person”), the Indemnified Person shall, as promptly as practicable, give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Person; provided, however, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such claim, Order or action is prejudiced by the Indemnified Person’s failure to give such notice.
(b)If any Third-Party Claim referred to in this Article 8 is brought against an Indemnified Person and such Indemnified Person gives notice to the Indemnifying Person of the commencement of such Third-Party Claim, the Indemnifying Person will be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a party to such Third-Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide, upon request, reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person and, after written notice (a “Control Notice”) from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. The Indemnifying Person will have ten (10) Business Days from receipt of a notice of a Third-Party Claim from an Indemnified Person pursuant to Section 8.7(a) to assume the defense thereof. If the Indemnifying Person does not, or is not pursuant to the preceding two sentences permitted to, assume the defense of a Proceeding, the Indemnified Person shall have the right to assume the defense and employ separate counsel to represent such Indemnified Person and the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Person. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification under this Article 8; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of any Legal Requirement by or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Person of the commencement of any Third-Party Claim and the Indemnifying Person does not, within ten (10) Business Days after the Indemnified Person’s notice is given, deliver a Control Notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c)Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).
8.8Procedures for Direct Claims
. In the event any Indemnified Person should have a claim for indemnity against any Indemnifying Person that does not involve a Third Party Claim, the Indemnified Person shall deliver notice of such claim with reasonable promptness to the Indemnifying Person. The failure by any Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any Liability that it may have to such Indemnified Person with respect to any claim made pursuant to Sections 8.2 or 8.3 and in accordance with this Section 8.8, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the applicable Survival Period for such representation or warranty under Section 8.6. If the Indemnifying Person does not notify the Indemnified Person within 60 calendar days following its receipt of such notice that the Indemnifying Person disputes its Liability to the Indemnified Person under this Article 8, or the amount thereof, the claim specified by the Indemnified Person in such notice shall be conclusively deemed a Liability of the Indemnifying Person under this Article 8, and the Indemnifying Person shall pay the amount of such Liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Person has timely disputed its Liability with respect to such claim as provided above, or the amount thereof, the Indemnifying Person and the Indemnified Person shall resolve such dispute first by negotiation among Representatives of Buyers and Sellers and then by litigation, to the extent such dispute is not so resolved. Buyers may set off any amount to which it is entitled under this Article 8, and provided such amount is finally determined by a court of competent jurisdiction or mutual agreement with the Seller Representative, against amounts otherwise payable to Sellers after the Closing.
8.9Calculation of Damages; Treatment of Indemnity Payments.
(a)The amount of any Damages payable under this Article 8 by the Indemnifying Person shall be net of any amounts actually received by the Indemnified Person under applicable insurance policies or from any other Person alleged to be responsible therefore or pursuant to any indemnity, contribution or other similar payment by any Person with respect thereto, net of any expenses reasonably incurred in connection with the collection thereof, including deductibles and self-insured retentions. If the Indemnified Person receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any expenses reasonably incurred by such Indemnified Person in collecting such amount (including deductibles and self-insured retentions). The Indemnified Person shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor; provided, however, that (i) doing so is commercially reasonable and (ii) such obligation shall not be a condition to, or a limitation on, indemnification rights hereunder prior to making any claim for indemnification under this Article 8.
(b)The Indemnifying Person shall not be liable under this Article 8 for any (i) Damages to the extent that the amount thereof, if any, was reflected in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.8, or (ii) Damages that are for special, punitive or exemplary damages, except in the case of fraud or criminal misconduct and except to the extent such Damages were actually awarded, paid or incurred in a Third Party Claim.
(c)Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any Breach of a representation or warranty (and not for purposes of determining whether or not a Breach has occurred), the references to “material” or “Material Adverse Effect” shall be disregarded.

(d)The Indemnified Person shall take, and shall cause its respective Related Persons to take, all reasonable steps to mitigate and otherwise minimize their Damages to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Damages and an Indemnifying Person shall not be liable for any Damages to the extent that such Damages are attributable to the Indemnified Person’s failure to mitigate.
(e)If the Indemnified Person receives any payment from an Indemnifying Person in respect of any Damages and the Indemnified Person could have recovered all or a part of such Damages from a Third Party based on the underlying claim asserted against the Indemnified Person, the Indemnified Person shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Person to recover from such Third Party the amount of such indemnification payment.
(f)The Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price to the extent permitted by applicable Legal Requirement.
8.10No Double Recovery
. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Damages suffered by such Indemnified Person more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Person has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the Purchase Price adjustments under Section 2.8.
8.11Exclusion of Other Remedies
. The Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Damages based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, are the indemnification and reimbursement obligations of the Parties set forth in this Article 8. The provisions of this Section ý8.11 shall not, however, prevent or limit a cause of action hereunder (a) with respect to fraud or criminal misconduct or (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

9.	SELLER REPRESENTATIVE
9.1Seller Representative
. In order to administer efficiently the transactions and related matters contemplated by this Agreement and the Escrow Agreement, including (i) the waiver of any breach or default hereunder and (ii) the defense and/or settlement of any claims that may be made by any Seller against the Indemnification Escrow Amount, Seller hereby designates Chris Tutton as its representative (“Seller Representative”).
(a)Each Seller hereby irrevocably grants Seller Representative full power and authority to act as agent and attorney in fact for such Seller, (i) to execute and deliver the Escrow Agreement on behalf of such Seller, (ii) to take all action necessary in connection with the waiver of any breach or default hereunder, the waiver of any condition to the obligations of such Seller to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims that may be made by Buyers or Buyer Representative following the Closing against the Indemnification Escrow Amount, (iii) to give and receive all notices required to be given or received by such Seller under this Agreement or the Escrow Agreement, (iv) to authorize payment to Buyers of cash from the Indemnification Escrow Amount in satisfaction of claims by Buyers or Buyer Representative, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration with respect to such claims, and (v) to take any and all additional action necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing or as is contemplated to be taken by or on behalf of such Seller by the terms of this Agreement and the Escrow Agreement.
(b)Seller Representative may be changed from time to time by approval of a majority (in amount, based on the Allocation) of Sellers upon written notice to Buyer Representative. In the event that Seller Representative dies, dissolves, liquidates, becomes unable or unwilling to perform his, her or its responsibilities hereunder or resigns from such position, the other Sellers shall select another representative to fill such vacancy within thirty (30) days after such event and such substituted representative shall be deemed to be Seller Representative for all purposes of this Agreement and the documents delivered pursuant hereto. No bond shall be required of Seller Representative and Seller Representative shall not receive compensation for his, her or its services. No provision of this Agreement shall restrict in any way the ability or right of Seller Representative to voluntarily resign from such position at any time, and any such resignation shall be done without any Liability to the other Sellers.
(c)All decisions and actions by Seller Representative, including without limitation any agreement between Seller Representative and Buyer Representative relating to the defense and/or settlement of any claims that may be made by Buyers or Buyer Representative following the Closing against the Indemnification Escrow Amount shall be binding upon each Seller and no such Seller shall have the right to object, dissent, protest or otherwise contest the same.
(d)By execution of this Agreement, each Seller agrees that:
(i)Each Buyer and Buyer Representative shall be able to rely conclusively on the instructions and decisions of Seller Representative as to any matters set forth in Article 2, the settlement of any claims for indemnification of Buyers pursuant to the Escrow Agreement or Article 8 or any other actions required or permitted to be taken by Seller Representative hereunder, and no party hereunder shall have any cause of action against any Buyer or Buyer Representative to the extent that such Parties have relied upon the instructions or decisions of Seller Representative;
(ii)all actions and decisions of Seller Representative shall be conclusive and binding upon such Seller and no such Seller shall have any cause of action against Seller Representative for any action taken, decision made or instruction given by Seller Representative under this Agreement, except for fraud or criminal misconduct of this Agreement by Seller Representative;
(iii)notices or communications to or from Seller Representative shall constitute notice to or from such Seller for purposes of this Agreement and the Escrow Agreement;
(iv)Seller Representative shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Agreement and every such determination made in good faith shall be conclusive and binding on such Seller and Seller Representative may act on the opinion or advice of, or information obtained from, any attorney, banker, broker, accountant or other expert and shall not be responsible for any loss occasioned by so acting;
(v)each Seller shall, jointly and severally, indemnify Seller Representative from and against any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Seller Representative by Buyers or any other Person in connection with this Agreement and in suing for and recovering any sum due to Buyers or any of them under this Agreement; provided, that, such indemnity shall not extend to losses arising from Seller Representative’s fraud or criminal misconduct;
(vi)in performing the functions specified in this Agreement and the Escrow Agreement, Seller Representative shall not be liable to such Seller in the absence of fraud or criminal misconduct on the part of Seller Representative; and
(vii)the provisions of this Section 9.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of such Seller and any references in this Agreement to such Persons shall mean and include the successors to each Person’s rights hereunder.
(e)Upon the final release of the remaining Indemnification Escrow Amount pursuant to the Escrow Agreement, all fees and expenses incurred by Seller Representative under this Agreement may be paid from such remaining amounts after satisfaction of all claims of Buyers against the Indemnification Escrow Amount. Nothing in this Section 9.1(e) shall limit the obligations of Sellers under Section 9.1(d)(v).

10.	GUARANTY.
10.1Buyer Guaranty
. Subject to the limitations contained in Article 8, Buyer Guarantor hereby guarantees the payment and performance of the obligations of each Buyer and its Related Persons under this Agreement.
10.2Owner Guaranty

. Subject to the limitations contained in Article 8, each Owner Guarantor, jointly and severally up to such Owner Guarantor’s pro rata portion of the proceeds received hereunder for the Purchase Price, hereby guarantees the payment and performance of the obligations of each Seller and its Related Persons under this Agreement.

11.	TERMINATION
11.1Termination Events
. By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:
(a)by the mutual written consent of Buyer Representative and Seller Representative;
(b)by Buyer Representative, if there has been a material Breach by any Seller (through no fault of a Buyer) of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyers at the Closing and such Breach has not been waived by Buyer Representative;
(c)by Seller Representative, if there has been a material Breach by any Buyer (through no fault of a Seller) of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Sellers at the Closing and such Breach has not been waived by Seller Representative; or
(d)by either Buyer Representative or Seller Representative if the transactions contemplated hereby have not been consummated by December 12, 2014, provided that neither Buyer Representative nor Seller Representative shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if such Party’s (or its respective Related Parties’) willful Breach has prevented the consummation of the Acquisition.
11.2Effect of Termination
. If this Agreement is terminated pursuant to Section 11.1, all obligations of the Parties under this Agreement will terminate, except that the obligations of the Parties in this Section 11.2 and Section 12 (except for those in Section 12.4) will survive.

12.	GENERAL PROVISIONS.
12.1Expenses
. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Acquisition, including all fees and expense of its Representatives. Buyers will pay one-half and Sellers will pay one-half of the fees and expenses of the Escrow Agent.
12.2Public Announcements
. Each Seller shall not, and shall not permit its Related Persons to, issue any press release or other public statements with respect to the Acquisition. Each Buyer and its Related Persons may issue, any press release or other public statements with respect to the Acquisition as its deems appropriate in its sole discretion including, without limitation (a) press releases issued or filings made by such Buyer and/or its Related Persons, and (b) disclosures in satisfaction of, or otherwise required by, applicable Legal Requirements or securities exchange rules (including by making a public announcement through issuance of a press release, filing of a Current Report on Form 8-K or otherwise).
12.3Notices
. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to any Buyer or Buyer Representative:	c/o Fox Factory, Inc. 915 Disc Drive Scotts Valley, California 95066 Attention: David Haugen, General Counsel Telephone No.: (831) 274-8336 Facsimile No.: (831) 768-7024
with a copy to:	Squire Patton Boggs (US) LLP 221 E. Fourth Street, Suite 2900 Cincinnati, OH 45202 Attention: Toby D. Merchant Telephone No.: (513) 361-1200 Facsimile No.: (513) 361-1201
If to any Seller or Seller Representative:	c/o Chris Tutton 3145 Thunderbird Crescent Burnaby, BC V5A 3G1 Telephone No.: (604) 415-2350 Facsimile No.: (604) 421-5332
with a copy to:	Salley Bowes Harwardt LC 1750-1185 West Georgia Street Vancouver, BC V6E 4E6 Attention: Victor Harwardt Telephone No.: 604-688-0788 Facsimile No.: 604-688-0778
12.4Enforcement of Agreement
. Each Seller acknowledges and agrees that Buyers would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by such Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyers may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
12.5Waiver; Remedies Cumulative
. The rights and remedies of the Parties to this Agreement are cumulative and not alternative, except as limited herein. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.6Entire Agreement
. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including the letter of intent between certain Affiliates of Buyers and Sellers dated October 22, 2014) and constitutes (along with the Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.
12.7Assignments, Successors and No Third-Party Rights

. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that each Buyer may assign its rights hereunder, without consent of any other Party, for collateral security purposes to any lender or lenders providing financing to such Buyer or any of its Related Persons in connection with the Acquisition. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7.
12.8Severability
. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.9Construction
. The headings of Sections or sub-Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” and “Schedules” refer to the corresponding Sections and Schedules of this Agreement and the Disclosure Schedules. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly agree that no rule of strict construction shall be applied against any Person in the interpretation or construction of this Agreement.
12.10Time of Essence
. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.11Governing Law
. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the province of British Columbia and the Federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the province of British Columbia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the province of British Columbia and the Federal laws of Canada applicable therein.
12.12Exhibits and Schedules
. The Exhibits and Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
12.13Amendments and Waivers
. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege. No waiver of any provision hereunder or any Breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent Breach or default.
12.14Time Periods
. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or bank holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.
12.15Execution of Agreement

. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any Party may execute this Agreement by electronic signature (including facsimile or scanned email), and the other Parties will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such Party.
12.16Appointment of Buyer Representative
. Each Buyer does hereby irrevocably appoint Fox as its true and lawful attorney-in-fact and agent (the “Buyer Representative”), with full power of substitution or resubstitution, to act solely and exclusivity on behalf of such Buyer with respect to any matters relating to this Agreement and any related agreements (such appointment being coupled with an interest and irrevocable). Each Buyer shall, to the extent it elects to rely on such actions, if any, taken or authorized by the Byer Representative, be entitled to rely on all such actions as being the binding acts of such Buyer.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

CA Buyer: RFE HOLDING (CANADA) CORP., a British Columbia corporation	US BUYER: RFE HOLDING (US) CORP., a Delaware corporation
By: /s/ David Haugen Name:David Haugen Title: Vice President	By: /s/ David Haugen Name:David Haugen Title: Vice President

FOX AND BUYER REPRESENTATIVE: FOX FACTORY, INC., a California corporation	KY BUYER: FOX FACTORY IP HOLDING CORP., a Cayman Island corporation
By: /s/ Larry Enterline Name:Larry Enterline Title: CEO	By: /s/ David Haugen Name:David Haugen Title: Vice President

BUYER GUARANTOR:
FOX FACTORY HOLDING CORP., a Delaware corporation
By: /s/ John Boulton Name:John Boulton Title: Vice President

SELLERS:
1021039 B.C. LTD., a British Columbia corporation	EASTON CYCLING USA, INC., a Delaware corporation
By: /s/ Chris Tutton Name: Chris Tutton Title: President	By: /s/ Chris Tutton Name: Chris Tutton Title: President
SELLER REPRESENTATIVE:
/s/ Chris Tutton Chris Tutton, an individual residing in British Columbia

OWNER GUARANTORS:
/s/ Chris Tutton Chris Tutton, an individual residing in British Columbia	/s/ Derek Wills Derek Wills, an individual residing in British Columbia
/s/ Darren Mabbot Darren Mabbot, an individual residing in England	/s/ Stanley Fuller Stanley Fuller, an individual residing in British Columbia